As filed with the Securities and Exchange        S
Commission on March 31, 2005                  Registration No. 333-122936

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        AMENDMENT NO. 1 TO THE FORM SB-2
                            REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                             YTB INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                 0-18412              11-2602120
----------------------                -------      -------------------------
(State or other Jurisdiction of     (Commission    (IRS Employer  Identification
Incorporation)                      File Number)             Number)

560 Sylvan Avenue--Suite 300                  Carl N. Duncan, Esq.
Attn:   Michael Y.  Brent, CEO                5718 Tanglewood Drive
Englewood Cliffs, New Jersey 07632            Bethesda,  Maryland 20817
(800) 669-9000                                (301) 263-0200
(Address, including zip code,                 (Name, address, including zip
and telephone number, including               code, and telephone  number,
area code, of  Registrant's                   including area code, of agent for
principal executive office)                   service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement and up to nine (9) months thereafter or until such earlier time that all the shares registered hereunder have been sold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ].

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

* This Registration No.333-122936 was originally filed as a Form S-3 with the Securities And Exchange Commission on February 22,2005. For technical reasons, such Registration Statement should have been filed as a Form SB-2. Accordingly, this "AMENDMENT NO. 1 TO THE FORM SB-2" adopts the same Registration No.333-122936.
                         CALCULATION OF REGISTRATION FEE

======================================================================================================
  Title of Each Class       Amount to be     Proposed Maximum   Proposed Maximum      Amount of
  of Securities to be        Registered      Offering Price **      Aggregate        Registration
       Registered                            per Share           Offering Price **       Fee **
------------------------------------------------------------------------------------------------------

Shares of Common              3,000,000           $1.34             $4,020,000         $473.15
         Stock                  Shares
======================================================================================================


** Based on the February 14, 2005 last reported sale price of YTB International, Inc. common shares on the NASD Over-the-Counter Bulletin Board ("OCTBB"). Such fees were previously paid when this Registration No. 333-122936 was originally filed on February 22,2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file an amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             YTB INTERNATIONAL, INC.
        560 Sylvan Avenue--Suite 300, Englewood Cliffs, New Jersey 07632
                                 (800) 669-9000

      Selling Shareholders May Sell Up to 3,000,000 Shares of Common Stock


      Company Overview

      o    We engage in an active travel services  business,  both via franchise
           operations   and   online.   Our   shares  are  quoted  on  the  NASD
           Over-the-Counter Bulletin Board ("OTCBB") under the symbol YTBL.

      Shares Which May Be Offered by Selling Shareholders

      o We will not receive any proceeds from the 3,000,000 shares (maximum) of common stock which may be offered by our selling shareholder. See "Selling Shareholder" and "Plan of Distribution."

       Attached Documents and Available Information

      o We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, file reports, proxy statements and other information with the SEC.
      o The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             No one is authorized to give any information not contained in this Prospectus in connection with this possible secondary offering and, if given, you should not rely on this information. This Prospectus should not be considered an offer to any person to whom such an offer would be unlawful.

             You should carefully consider the risk factors beginning on page __ of this Prospectus.



                                 MAY ____, 2005

                                TABLE OF CONTENTS


TITLE                                                                       PAGE

PROSPECTUS SUMMARY...........................................................__

EXECUTIVE
SUMMARY......................................................................__

SELLING
SHAREHOLDER..................................................................__

PLAN OF DISTRIBUTION.........................................................__

RISK FACTORS.................................................................__

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................__

FIDUCIARY RESPONSIBILITY OF MANAGEMENT.......................................__

THE BUSINESS.................................................................__

MANAGEMENT...................................................................__

CAPITALIZATION...............................................................__

DILUTION.....................................................................__

DIVIDENDS AND DISTRIBUTIONS..................................................__

DESCRIPTION OF SECURITIES....................................................__

LEGAL MATTERS................................................................__

EXPERTS......................................................................__

WHERE YOU CAN FIND MORE INFORMATION..........................................__

INCORPORATION BY REFERENCE...................................................__

Forward Looking Statements: All statements other than statements of historical fact included herein, including without limitation statements regarding the Company's financial position, business strategy and the plans and objectives of the company's management for future operations are forward-looking statements. When used herein, words such as "anticipate", "believe," "estimate," "expect," "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. ALL REFERENCES IN THIS PROSPECTUS TO SHARES OF COMMON STOCK ARE AS OF DECEMBER 31, 2005, UNLESS OTHERWISE SPECIFIED. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

The Company

     YTB International, Inc. engages in an active travel services business, both via franchise operations and online. For a description of our current and prospective business activities, see "Executive Summary" and " The Business."

The Secondary Offering

Selling               Laurus Master Fund,  Ltd., the identified  shareholder
Shareholder           identified in this  Prospectus,  may be offering and
                      selling  their common  shares of the Company.  The selling shareholder  may offer their shares through public or
                      private transactions, on or off OTCBB or NASDAQ,  at
                      prevailing  market prices,  or at privately negotiated
                      prices.
Market Price          Our shares  are traded on the NASD  Over-the-Counter
                      Bulletin  Board  ("OTCBB")  under the  symbol  "YTBL."  On
                      February 14,  2005,  the last  reported  sale price of our common shares on the NASD Over-the-Counter  Bulletin Board
                      (the "OTCBB") was $1.34 per share.
Risks and             An  investment in the shares  involves  substantial  risks
Conflicts  of         due,  among other  reasons,  to the speculative  nature of
Interest              our  contemplated business plan. Risks inherent in
                      investing in the  shares are discussed under "Risk
                      Factors."


                                EXECUTIVE SUMMARY

        YTB International, Inc. (the "Company") is a publicly traded company (OTCBB: YTBL). We are in our 23rd year of operations. Originally commencing operations in 1982 and reincorporating in Delaware (from New York) on January 4, 2005, our headquarters are in Englewood Cliffs, New Jersey. The Company is, through its three operating subsidiaries, a leading Internet provider of online travel stores for travel agencies and home-based representatives using our services and technology. It consists of three distinct, wholly-owned Delaware divisions, respectively RezConnect Technologies Inc.; YTB Travel Network, Inc.; and YourTravelBiz.com, Inc.

        We operate under various trade names, including Travel Network, Global Travel Network, Travel Network Vacation Central, Your Travel Biz.com, YTBnet.com, and three web sites, respectively Bookmytravel.com, REZconnect.com and RezCity.com. Our customers are provided with a source of travel products and services through our agreements with selected travel providers, including major airlines, cruise lines, hotels and car rental agencies, including wholesale travel providers. In addition, we offer our customers the ability to make reservations on over 424 airlines, at more than 35,000 hotels and with most major car rental companies, cruise lines and tour package operators.

        REZconnect is our technology and franchise division which builds on-line reservation systems using proprietary patent pending applications for suppliers within the travel industry. This division also helps build, develop and maintain all franchise websites and processes on-line orders, not only for our members but also for their clients and our own retail clients, as well as "Super Sites" for travel agents to book their clients' travel. As a franchisor of traditional "bricks and mortar" travel agencies, as well as Internet-based, travel-related services and technology offering proprietary reservation systems for the travel and entertainment industry, the REZconnect operating subsidiary has signed contracts with numerous consortium groups to build online "Super Sites" for their agent base.

        REZconnect's consumer driven websites provide strong content and "bookability" with over 60 booking engines incorporated into one site, covering all aspects of the travel industry. Sites are available for use 24 hours, 7 days a week, allowing travel agents the ability to personally follow-up with the online consumer and provide customer service.

     YTB Travel Network, the second operating division, is a travel management company which operates several different franchise systems, including storefront and online business models, processing and handles bookings from the 10,000 websites which are owned by independent agencies and contractors.

     The YourTravelBiz division is a referral marketing group providing support services for more than 8400 representatives in the system as of the date of this Prospectus. YourTravelBiz conducts business through recruitment, enrollment, initial training and support of its sales force. We believe the emerging market shift to Internet for travel services presents the opportunity for advancement of products and services by referral relationships.

     THIS PROSPECTUS IS BEING FURNISHED BY US SOLELY FOR THE USE OF THE DESIGNATED SELLING SHAREHOLDER IN CONNECTION WITH ITS POSSIBLE SECONDARY OFFERING OF SHARES. FOR MORE DETAILS ABOUT THE COMPANY'S OPERATIONS, SEE "THE BUSINESS."

     THE CONTENTS OF THIS PROSPECTUS SHOULD NOT BE CONSTRUED AS INVESTMENT, LEGAL OR TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO SEEK INDEPENDENT INVESTMENT, LEGAL AND TAX ADVICE CONCERNING THE CONSEQUENCES OF INVESTING IN THE SHARES.

                               SELLING SHAREHOLDER

         The shareholder listed below may sell up to 3,000,000 shares of common stock of the Company. The selling shareholder (not the Company) will receive the proceeds from the sale of their individual such shares.

         Specifically, Laurus Master Fund, Ltd. ("Laurus") has the right to convert its $2,000,000 Convertible Term Note into shares of our common stock based upon an adjustable conversion price, as well as to exercise rights under a Warrant issued by us to Laurus to acquire as many as, in the aggregate, 3,000,000 common shares of the Company. Laurus purchased such promissory note and acquired such rights under the warrant pursuant to a Securities Purchase Agreement and certain other documents related thereto, in each case dated as of January 26, 2005. Since January 26, 2005, Laurus has not acquired additional shares of common stock of the Company (or any other rights to acquire additional shares of such common stock, directly or indirectly). Pursuant to the Securities Purchase Agreement and the other documents related thereto, Laurus can not at any time hold a beneficial interest in more than 4.99% of the issued and outstanding equity interests of the Company. Neither Laurus nor any of its principals is an officer, director or owns (or has owned in the past) any other shares, directly or indirectly, of the Company. In fact, Laurus is prohibited under the foregoing agreements from becoming an affiliate of the Company. VERY SPECIFICALLY, TO OUR KNOWLEDGE, LAURUS IS UNDER NO OBLIGATION KNOWN TO US TO SELL ANY COMMON SHARES WHICH IT, MAY ACQUIRE.

                              PLAN OF DISTRIBUTION

        The selling shareholder may sell any of its common shares offered under this Prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling shareholder through the OTCBB, NASDAQ or otherwise. To the extent required by applicable law, a supplement to the Prospectus relating to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers or agents, the purchase price of the common shares and the proceeds to the selling shareholder from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

        If dealers are used in the sale of common shares with respect to which this Prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then sell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the extent required by law.

        In connection with the sale of the common shares, agents may receive compensation from the selling shareholder or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholder and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under such Act.

        Upon our being notified by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing: (i) the names of such brokers or dealers, the number of common shares to be sold; (ii) the price at which such common shares are being sold; (iii) the commissions paid or the discounts or concessions allowed to such brokers or dealers; (iv) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;
(v) any change in the identity of the selling shareholder; and other facts material to the transaction.

         Agents and dealers may be indemnified under agreements entered into with the selling shareholder against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for the selling shareholder in the ordinary course of business.

                                  RISK FACTORS

     An investment in our shares is speculative and involves a high degree of risk and should be purchased only by investors who can afford the loss of their entire investment. Set forth below are certain factors which should be taken into consideration before making a decision to subscribe for any shares made pursuant to this Prospectus. While we believe the following to be comprehensive, it is not intended to include all of the possible factors relating to the risks which may be encountered. Prospective investors are urged to perform their own due diligence and utilize their own investment, legal and tax advisors to help them determine the merits and risks associated with an investment in the shares.

AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS OF THE OFFERING DESCRIBED BELOW BEFORE DECIDING TO PURCHASE SHARES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS THAT GENERALLY APPLY TO PUBLICLY TRADED COMPANIES, GENERAL INDUSTRY AND ECONOMIC CONDITIONS THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE NOT MATERIAL, MAY ALSO ADVERSELY AFFECT OUR COMPANY. YOU SHOULD ALSO READ ABOUT ADDITIONAL RISKS THAT MAY BE DESCRIBED IN OUR SEC FILINGS, INCLUDING OUR FORM 10-KSB/A AND FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003 AS WELL AS THE FORM10-KSB FOR THE YEAR ENDED DECEMBER 31,200 4, EACH OF WHICH IS HEREBY INCORPORATED BY REFERENCE.

IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THIS RISK FACTORS SECTION ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. THE TRADING PRICE OF OUR COMMON STOCK COULD, IN TURN, DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Our ongoing activities may require us to seek additional financing, which may not be obtainable or may be unduly onerous or dilutive. Historically, we have financed operations through revenue and the sale of equity securities. Even if we are successful in raising additional capital in the offering or otherwise to meet our working capital requirements, we may nevertheless need to obtain additional financing to fund ongoing operations or expansion of our business through such measures as increases in sales and marketing expense, joint ventures, acquisitions or other strategic transactions we deem in the best interests of the Company. We would expect to seek such financing through bank borrowings and/or sales of our equity or debt securities. There can be no assurance that we will be able to obtain such financing as and when necessary to meet our operating requirements or expansion plans, if any, or that the terms of any available financing will not be unduly onerous or dilutive to our stockholders.

Liquidity on the OTC Bulletin Board is limited and we may not be able to obtain listing of our common stock on a more liquid market. Our common stock is currently quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq National or Small Cap Market). There is no assurance that our common stock will ever qualify or be accepted for listing on a securities exchange or an automated quotation system.

Our common stock has been thinly traded and the public market may provide little or no liquidity for holders of our common stock. Purchasers of our common stock may find it difficult to resell their shares at prices quoted in the market or at all. There is currently a limited volume of trading in our common stock and there has been no trading activity at all on about 10% of the trading days over the last 4-5 months. Due to the historically low trading price of our common stock, many brokerage firms may be unwilling to effect transactions in our common stock, particularly because low-priced securities are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). We cannot predict when or whether investor interest in our common stock might lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

Our stock price may be particularly volatile which could result in substantial losses for purchasers of our common sock. The relative illiquidity of trading in our common stock makes it particularly susceptible to price volatility which could cause purchasers of our common stock to incur substantial losses. Among factors that could cause significant fluctuation in the market price of our common stock are the following:
         o an increase in the volume of public resales of our common stock;
         o        changes in market valuations of similar companies;
         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
         o        regulatory developments;
         o        additions or departures of key personnel; and
         o deviations in our results of operations from forecasts or estimates of securities analysts.

YTB may have material liabilities of which we are not aware. Although we conducted a due diligence review of its business, financial condition and legal status, YTB may have material liabilities that we did not discover. Further, although the share exchange and associated merger agreement with YTB contains customary representations and warranties from YTB concerning its assets, liabilities, financial condition and affairs, we may have no recourse against YTB's current owners or principals in the event these prove to be untrue. As a result, we may be subject to payments, lawsuits or other liabilities that could have a material adverse effect on our financial condition, results of operations and future viability.

We may not be able to successfully integrate YTB into our pre-existing business which could result in a slowdown in cash collections and ultimately lead to increases in accounts receivable write-offs. While the business of YTB is conducted through a wholly-owned operating subsidiary, continuing to operate as it did prior to the merger with the Company, we anticipate that our business strategy will require a labor-intensive process to integrate YTB's business, operations, management, clients and internal systems into our previously existing business. The successful integration of an acquired business is also dependent on the size of the acquired business, the resolution of disputes and management's execution of the integration plan. If we are not successful in integrating YTB's business or in working well with the three new members of the board designated by YTB, our results may be adversely affected.

Management and its affiliates control the Company, thereby causing them to take actions which may not be consistent with your wishes. Our management team controls nearly 68% of the total voting power the Company. Given their large voting control, it is expected that management will exert nearly total control over the policies of the Company. As such, management will have substantial influence over us, which influence may not necessarily be consistent with the interests of our other stockholders.

We are an evolving company in a rapidly evolving industry, making it difficult to evaluate our bus- iness and prospects. As a newly merged company, we will encounter many risks and difficulties, including many in the franchising and online travel industry. Some of these risks relate to our ability to:

o attract and retain members on a  cost-effective  basis;
o expand and enhance our service offerings;
o operate, support, expand and develop our operations, website, software, communications and other systems;
o diversify our sources of revenue;
o maintain adequate control of expenses;
o raise additional  capital;
o respond to  technological  changes;
o respond to  litigation;
o respond to  regulatory changes or demands;  and
o respond to competitive market  conditions.

If we are unsuccessful in addressing these risks or in executing our business strategy, our business, financial condition or results of operations may suffer.

Our growth cannot be assured; even if we do experience growth, we cannot assure you that we will grow profitably. Our business strategy is dependent on the growth of our business. For us to achieve significant growth, potential members, consumers and travel suppliers must accept our websites as a valuable commercial tool. Consumers who have historically purchased travel products through traditional commercial channels, such as using local travel agents and calling suppliers directly, must instead purchase these products on our members' or our own website. Similarly, travel suppliers will also need to accept or expand their use of our website and to view our website as an efficient and profitable channel of distribution for their travel products.

         Our growth will depend on our ability to broaden the range of travel products we offer. Our business strategy is dependent on expanding our revenues from lodging, car rentals, cruises, vacation packages, corporate travel and other travel related products. Key components of this strategy include the growth of our air ticketing. If we are unable to improve the competitiveness of our inventory, our business may suffer. We cannot assure you that our efforts will be successful or result in increased revenues, higher margins or continued profitability.

         Although not currently a major component of our future revenue model, our growth is also dependent on our ability to broaden the appeal of our website to business and other travelers. We have limited experience with corporate travel, and our ability to offer products and services that will attract a significant number of business travelers to use our services is not certain. If any of these initiatives are not successful, our growth may be limited and we may be unable to maintain profitability. Our plans to pursue other opportunities for revenue growth and cost reduction are at an early stage, and we cannot assure you that our plans will be successful or that we will actually proceed with them as described.

Adverse changes or interruptions in our relationships with travel suppliers could affect our access to travel offerings and reduce our revenues. We rely on various agreements with our airline, hotel and auto suppliers, and these agreements contain terms that could affect our access to inventory and reduce our revenues. Most of the relationships we have are freely terminable by the supplier upon notice. The majority of our remaining agreements are one year agreements. None of these arrangements are exclusive and any of our suppliers could enter into, and in some cases may have entered into, similar agreements with our competitors.

         We cannot assure you that our arrangements with travel suppliers will remain in effect or that any of these suppliers will continue to supply us with the same level of access to inventory of travel offerings in the future. If our access to inventory is affected, or our ability to obtain inventory on favorable economic terms is diminished, it could have a material adverse effect on our business, financial condition or results of operations.

Our success is dependent upon entering into and maintaining profitable contracts with suppliers. We derive a majority of our revenue from airline, hotel and auto suppliers. We do not know if we will be successful in maintaining these contracts. If we are unable to maintain existing contracts or obtain additional contracts, the demand for our services and products may decrease and impair our ability to retain and expand our customer base.

Our failure to establish and maintain distributor relationships for any reason could negatively impact sales of our products and harm our financial condition and operating results. We distribute our products through distributors, and we depend upon them for sales revenue. To increase our revenue, we must increase the number of, or the productivity of, our distributors. Accordingly, our success depends in significant part upon our ability to attract, retain and motivate a large base of distributors. There may be a high rate of turn-over among our distributors. The loss of a significant number of distributors for any reason could negatively impact sales of our products and could impair our ability to attract new distributors.

         In our efforts to attract and retain distributors, we compete with other travel companies. Our operating results could be harmed if our existing and new business opportunities and products do not generate sufficient interest to retain existing distributors and attract new distributors.

         Distributors have highly variable levels of training, skills and capabilities. The turnover rate of our distributors, and our operating results, can be adversely impacted if we and our senior distributor leadership do not provide the necessary mentoring, training and business support tools for new distributors to become successful sales people in a short period of time.

Airline "journey controls" may reduce our advantage in the number of low-priced connecting itineraries we can present to our customers. Some carriers currently employ, or may adopt, "journey control logic" designed to enhance the management of airfares and seat availability for connecting itineraries, based on a traveler's origin and final destination. Our software is capable of accommodating journey control restrictions, but only if the particular airline implements procedures to assure availability of information to our database and update it regularly. If the carrier does not implement these procedures to keep the database updated, then the journey control logic will cause some fare and flight combinations for connecting itineraries to be rejected by the airline. Consumers attempting to book a reservation on one of these itineraries will receive an error message indicating that the desired fare and flight combination is not available, which may affect their perception of the reliability of our service. We believe that our charter associate agreements and, as applicable, supplier link agreements with participating carriers require them to provide availability data on a timely basis to our database on our behalf. If airlines activate journey control restrictions, then our ability to present a large number of low-priced fare and flight combinations on connecting itineraries that can be successfully booked by consumers may be compromised. This could have a material adverse effect on our business and financial results.

We operate in a highly competitive market and we may not be able to compete effectively. The market for travel products is intensely competitive. We compete with a variety of companies with respect to each product or service we offer, including:
o InterActiveCorp, an interactive commerce company, which owns or controls numerous travel-related enterprises, including Expedia, an online travel agency, Hotels.com, a distributor of online lodging reservations, Hotwire, a wholesaler of airline tickets, lodging and other travel products and Ticketmaster and Citysearch, both of which offer destination information and tickets to attractions;
o Sabre Holdings, which owns Travelocity,  an online travel agency,
GetThere, a provider of online corporate travel technology and services, and the Sabre Travel Network, a GDS (or "global distribution system" as described below);
o Orbitz,  Inc.,  an online  travel  company that enables  travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages;
o Cendant, a provider of travel and vacation services, which owns or controls the following: Galileo International, a worldwide GDS; Cheap Tickets, an online travel agency; Lodging.com, an online distributor of hotel rooms; Howard Johnson, Ramada Inns and other hotel franchisors; Avis and Budget car rental companies; Travelport, a provider of online corporate travel services and other travel-related brands;
o Expedia, Lowestfare.com and Priceline.com are our primary competitors in the referral marketing business;
o other  consolidators and wholesalers of airline
tickets, lodging and other travel products, including Priceline.com and Travelweb; and
o other local, regional, national and international traditional travel agencies servicing leisure and business travelers.

         Many of our competitors have longer operating histories, larger customer bases, more established brands and significantly greater financial, marketing and other resources than we do. Some of our competitors have operated their respective businesses for significantly longer and may benefit from greater market share, brand recognition, product diversification, scale and operating experience than we do. In addition, some of our competitors have each established exclusive relationships as preferred travel partners for widely used Internet destinations such as America Online, MSN and Yahoo! These exclusive arrangements, and similar relationships that may be able to be secured in the future, could provide these competitors with a significant advantage in obtaining new customers.

         We expect existing competitors and business partners and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing Internet-based businesses, including ours. For example, firms that provide services to us and our competitors may introduce pricing or other business changes that adversely affect our attractiveness to suppliers in favor of our competitors. Similarly, some of our airline suppliers have recently entered into arrangements with GDS providers containing "most favored nations" obligations in which they have committed, in exchange for reduced GDS (defined below) booking fees, to provide to the GDS and its subscribers, including some of our online travel agency competitors, all fares the supplier offers to the general public through any distribution channel.

Travel agents depend on computer reservation systems, referred to as electronic "global distribution systems" (or "GDS"s) to access flight and other travel product availability and pricing, and to book air and other travel products. The effect of these arrangements may be to preclude us from successfully bargaining for superior airline inventory or other promotional advantages, and to reduce YTB's relative attractiveness as a distribution channel for these airlines. If other travel industry participants, especially some of the larger, more well-known ones, introduce changes or developments we cannot meet in a timely or cost-effective manner, our business may be adversely affected. We cannot assure you that we will be able to effectively compete with other travel industry providers.

         In addition, consumers may use our or our members' websites for route pricing and other travel information, and then may choose to purchase travel products from a source other than ours or our members', including travel suppliers' own websites. Many travel suppliers, including airlines, lodging, car rental companies and cruise operators, also offer and distribute travel products, including products from other travel suppliers, directly to the consumer through their own websites. In many cases, these competitors offer advantages, such as bonus miles or lower transaction fees, that we do not or cannot provide to consumers. In addition, the airline industry has experienced a shift in market share from full-service carriers to low-cost carriers that focus primarily on discount fares to leisure destinations. Some low-cost carriers do not distribute their tickets through other third-party intermediaries.

A reduction in transaction fees or the elimination of commissions paid by travel suppliers could reduce our revenues. The minimum transaction fees many of our airline suppliers have agreed to pay to us decrease in amount each year over the term of our charter associate agreements. In recent years, about 20-25% of our revenues came from transaction and segment fees paid directly by travel suppliers for airline bookings made by our customers through our online travel service. Where we have charter associate agreements with airline suppliers, these agreements obligate the airline to pay us transaction fees on published fares that are not less than certain agreed-upon floor rates for tickets sold on our website. These minimum transaction fees decrease in amount each year and are expected to continue to decline on an annual basis as a percentage of gross revenues, among other reasons because it is unlikely that any of our charter associate airlines will choose to pay us transaction fees above the minimum levels specified in our contracts. Furthermore, our charter associate agreements have defined durations, and we cannot assure you that our transaction fees will not be reduced or eliminated in the future or will be competitive with market terms during the duration of the agreements. Nonetheless, the service and airline segment fees now charged the traveling customer has actually offset the reduced commissions over the period.

Our revenues are highly dependent on licensing fees received from travel agents and agencies. Licensing fees from hosting websites that REZconnect offers to travel agencies, and YTB offers to home based representatives, represents over 70% of our revenues. While our business model is based primarily on licensing our various products and services, we do intend to pursue other sources of revenue to lower this percentage. In the event we are unable to do so, we will remain dependent on licensing. The majority of our licensing agreements are terminable at will or upon 30 days' notice. While we are dependent on fees from licensing, no single license accounts for more than 1% of our licensing revenues. In the event of a substan- tial decrease in the licenses we grant or renew, or the fees we are able to charge therefor, our financial condition, results of operations and future growth may be substantially impaired.

         If we fail to attract and retain members in a cost-effective manner, our ability to grow and become profitable may be impaired. Our business strategy depends on increasing our overall number of customer transactions in a cost-effective manner. In order to increase our number of transactions, we must attract new members to the Company and additional visitors to all our websites, convert these visitors into paying customers and capture repeat business from existing members and their customers. Although we have spent significant financial resources on sales and marketing and plan to continue to do so, there are no assurances that these efforts will be cost effective at attracting new customers or increasing transaction volume. In particular, we believe that rates for desirable advertising and marketing placements are likely to increase in the foreseeable future, and we may be disadvantaged relative to our larger competitors in our ability to expand or maintain our advertising and marketing commitments. If we do not achieve our marketing objectives, our ability to grow and become profitable may be impaired.

Interruptions in service from third parties or transitions to new service providers could impair the quality of our service. We rely on third-party computer systems and other service providers, including the computerized central reservation systems of the airline, lodging and car rental industries, to make airline ticket, lodging and car rental reservations and credit card verifications and confirmations. Currently, approximately 90% of our airline ticket transactions, and approximately 50% of our hotel room transactions, are processed through the Amadeus and Worldspan airline computer systems. Other third parties provide, for instance, our data center, telecommunications access lines and significant computer systems and software licensing, support and maintenance services. In the past, third parties like these have suffered system outages that have adversely affected the ability of its clients to offer travel services or to process booking transactions. Any future interruption in these, or other, third-party services or a deterioration in their performance could impair the quality of our service. We cannot be certain of the financial viability of all of the third parties on which we rely. We work with many vendors in the telecommunications industry, including Broadview and Verizon for Internet access. If our arrangements with any of these third parties is terminated or if they were to cease operations, we might not be able to find an alternate provider on a timely basis or on reasonable terms, which could hurt our business.

         We rely on relationships with licensors for key components of our software. We also hire contractors to assist in the development and maintenance of our systems. Continued access to these licensors and con-tractors on favorable contract terms or access to alternative software licenses and information technology contractors is important to our operations. Adverse changes in any of these relationships could have a material adverse effect on our business, financial condition or results of operations.

         For all our service providers, we attempt to negotiate favorable pricing, service, confidentiality and intellectual property ownership or licensing terms in our contracts with them. These contracts usually have multi-year terms. However, there is no guarantee that these contracts will not terminate and that we will be able to negotiate successor agreements or agreements with alternate service providers on competitive terms. Further, the existing agreements may bind us for a period of time to terms and technology that become obso-lete as our industry and our competitors advance their own operations and contracts.

Our success depends on maintaining the integrity of our systems and infrastructure. In order to be successful, we must provide reliable, real-time access to our systems for our members, customers and suppliers. As our operations grow in both size and scope, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of people and travel suppliers enhanced products, services, fea-tures and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, financial condition or results of operations.

Our computer systems may suffer failures, capacity constraints and business interruptions that could increase our operating costs and cause us to lose customers. Our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, computer hacking break-ins, earthquake, terrorism and similar events. The occurrence of a natural disaster or unanticipated problems at our facilities or locations of key vendors could cause interruptions or delays in our business, loss of data or render us unable to process reservations. We are particularly dependent on Broadview as providers of computer infrastructure critical to our business. Hard-ware failure or software error that affects their systems could result in corruption or loss of data and could cause an interruption in the availability of our services. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other occurrence of any or all of these events could adversely affect our reputation, brand and business. In the past, third-party failures and human error have resulted in system interruptions, and we cannot assure you that similar system interruptions will not occur in the future.

         In these circumstances, our redundant systems or disaster recovery plans may not be adequate. Similarly, although many of our contracts with our service providers require them to have disaster recovery plans, we cannot be certain that these will be adequate or implemented properly. In addition, our business interruption insurance may not adequately compensate us for losses that may occur.

Rapid technological changes may render our technology obsolete or decrease the attractiveness of our products to members and consumers. To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our website. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures and new business models. If competitors introduce new products embodying new technologies, or if new industry standards and practices emerge, our existing web-site, technology and systems may become obsolete. Our future success will depend on our ability to do the following:
O enhance our existing products;
O develop  and  license  new  products  and   technologies   that  address  the
increasingly sophisticated and varied needs of our prospective customers and suppliers; and
O respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         Developing our website and other technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our website, transaction processing systems and network infrastructure to consumer requirements or emerging industry standards. For example, our website functionality that allows searches and displays of ticket pricing and travel itineraries is a critical part of our service, and it may become out-of-date or insufficient from our customers' perspective and in relation to the search and display functionality of our competitors' websites. If we face material delays in introducing new services, products and enhancements, our members, customers and suppliers may forego the use of our products and use those of our competitors.

We may not protect our technology or other intellectual property effectively, which would allow competitors to duplicate our products. This could make it more difficult for us to compete with them. If our intellectual property is not adequate to provide us with a competitive advantage or to prevent competitors from replicating our products, or if we infringe the intellectual property rights of others, our financial condition and results of operations could be harmed. Our success and ability to compete in the online travel industry depends, in part, upon our ability to timely produce innovative products and product enhancements that motivate our distributors and customers, which we attempt to protect under a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions. We rely primarily on patent, copyright, trade secret and trademark laws and provisions in our contracts to protect our technology. We own, or have licenses to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. There- fore, trademark and trade name protection is important to our business. We attempt to negotiate beneficial intellectual property ownership provisions in our contracts. However, laws and our actual contractual terms may not be sufficient to protect our technology from use or theft by third parties.

         We may be unable to prevent third parties from infringing upon or misappropriating our proprietary rights, or from independently developing non-infringing products that are competitive with, equivalent to, and/or superior to our products. For instance, a third party might try to reverse engineer or otherwise obtain and use our technology without our permission and without our knowledge, allowing competitors to duplicate our products. We may have legal or contractual rights that we could assert against such illegal use, but monitoring infringement and/or misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights is complex and expensive and could cause us to divert financial and other resources away from our business operations. Further, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Additionally, third parties may claim that products we have independently developed infringe upon their intellectual property rights. The laws of some countries in which we may wish to sell our products may not protect software and intellectual property rights to the same extent as the laws of the U. S. We may not be successful in asserting trademark or trade name protection. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties or possibly to cease using those rights altogether. Any of these events could have a material adverse effect on our business, results of operations or financial condition. The duplication of any of our proprietary technology, legally or illegally, could impair our competitive advantage, which could have a material impact on our financial condition and future profits. The loss or infringement of our trademarks or trade names could impair the goodwill associated with our brands and harm our reputation, which would harm our financial condition and operating results.

If we do not attract and retain qualified personnel, we may not be able to expand our business. Our business and financial results depend on the continued service of our key personnel. The loss of the services of our executive officers or other key personnel could harm our business and financial results. Our success also depends on our ability to hire, train, retain and manage highly skilled employees. We cannot assure you that we will be able to attract and retain a significant number of qualified employees or that we will successfully train and manage the employees we hire. We may acquire other businesses, products or technologies; if we do, we may be unable to integrate them successfully with our business, or we may impair our financial performance.

We may consider acquisitions or other strategic opportunities which may prove to be unsuccessful. If appropriate strategic opportunities present themselves, we may acquire businesses, products or technologies that we believe will compliment and grow our existing business. We do not currently have any understandings, commitments or agreements with respect to any acquisition or other such strategic transaction. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, product or technology, or entering into some other form of strategic combination,  the  process  of  integration  may  produce  unforeseen  operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. Such acquisitions may involve numerous other risks, including: failure to realize expected synergies or cost savings; unidentified issues not discovered in our due diligence process, including product and service quality issues and legal contingencies; potential loss of our key employees or key employees of the acquired company; difficulty in maintaining controls, procedures and policies during the transition and integration process and difficulty in maintaining our relationships with existing travel suppliers or customers. If we make future acquisitions, we may issue shares of stock or convertible debt that dilute the interests of our other shareholders and dilute our earnings per share, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing other intangible assets with estimable useful lives, any of which might harm our business, financial condition or results of operations.

Declines or disruptions in the travel industry, such as those caused by general economic downturns, terrorism, health concerns or strikes or bankruptcies within the travel industry could reduce our revenues. Our business is affected by the health of the travel industry. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Since 2001, the travel industry has experienced a protracted downturn, and there is a risk that a future downturn, or the continued weak demand for travel, could adversely affect the growth of our business. Additionally, travel is sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, the terrorist attacks of September 11, 2001, which included attacks on the World Trade Center and the Pentagon using hijacked commercial aircraft, resulted in a decline in travel bookings, including those through our website. The long-term effects of events such as these could include, among other things, a protracted decrease in demand for air travel due to fears regarding terrorism, war or disease. These effects, depending on their scope and duration, which we cannot predict at this time, could significantly impact our long-term results of operations or financial condition.

         Other adverse trends or events that tend to reduce travel and may reduce our revenues include:
o higher fares and rates in the airline industry or other travel-related industries;
o labor actions  involving  airline or other travel  suppliers;
o  political  instability  and  hostilities;
o  fuel  price escalation;
o travel-related  accidents; and
o bankruptcies or consolidations of travel  suppliers  and  vendors.
To the extent the Company is successful in increasing its business, there may be a strain on the Company's financial, management and other resources.

         The Company intends to pursue an aggressive growth strategy to capitalize on the growing franchising and online travel industry by enhancing its image through expanded marketing efforts. The Company's future performance will depend in part on its ability to manage change in both the international and domestic markets, and will require the Company to attract, train and retain additional management, sales, design, marketing and other key personnel. In addition, the Company's ability to effectively manage its growth will require it to continue to improve its operational systems and infrastructure. There can be no assurance that the Company will be successful in such efforts and the inability of the Company's management to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operation.

Evolving government regulation could impose taxes or other burdens on our business, which could increase our costs or decrease demand for our products. We must comply with laws and regulations applicable to online commerce and the sale of air transportation. Increased regulation of the Internet or air transportation or different applications of existing laws might slow the growth in the use of the Internet and commercial online services, or could encumber the sale of air transportation, which could decrease demand for our products, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing online commerce are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations.

         In addition to federal regulation, state and local governments could impose additional taxes on Internet-based sales, and these taxes could decrease the demand for our products or increase our costs of operations. We are currently reviewing the tax laws in various states and jurisdictions relating to state and local hotel occupancy taxes. Several jurisdictions have indicated that they may take the position that hotel occupancy tax is applicable to the gross profit on merchant hotel transactions. Historically, we have not paid such taxes. Some state and local jurisdictions could rule that we are subject to hotel occupancy taxes on the gross profit and could seek to collect such taxes, either retroactively or prospectively or both. If hotel occupancy tax is applied to the gross profit on merchant hotel transactions, it could increase our costs or decrease demand for our products. In addition, new regulations, domestic or international, regarding the privacy of our users' personally identifiable information may impose on us additional costs and operational constraints.

Because our market is seasonal, our quarterly results will fluctuate. Our business experiences seasonal fluctuations, reflecting seasonal trends for the products offered by our website, as well as Internet services generally. For example, traditional leisure travel bookings are higher in the first two calendar quarters of the year in anticipation of spring and summer vacations and holiday periods, but online travel reservations may decline with reduced Internet usage during the summer months. In the last two quarters of the calendar year, demand for travel products generally declines and the number of bookings flattens or decreases. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to us by travel suppliers.

The success of our business depends on continued growth of online travel commerce. Our sales and revenues will not grow as we plan if consumers and businesses do not purchase significantly more travel products online than they currently do and if the use of the Internet as a medium of commerce for travel products does not continue to grow or grows more slowly than expected. Consumers and businesses have traditionally relied on travel agents and travel suppliers and are accustomed to a high degree of human interaction in purchasing travel products. The success of our business is dependent on a significant increase in the number of consumers and businesses who use the Internet to purchase travel products.

Our business is exposed to risks associated with online commerce security and credit card fraud. Con- sumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers and those of our service providers may be vulnerable to viruses or other harmful code or activity transmitted over the Internet. While we proactively check for intrusions into our infrastructure, a virus or other harmful activity could cause a service disruption.

         In addition, we bear financial risk from products or services purchased with fraudulent credit card data. Although we have implemented anti-fraud measures, a failure to control fraudulent credit card transactions adequately could adversely affect our business. Because of our limited operating history, we cannot assure you that our anti-fraud measures are sufficient to prevent material financial loss.

The market price of our common stock may be highly volatile or may decline regardless of our operating performance. The market prices of the securities of Internet-related and online commerce companies have been extremely volatile and have declined overall significantly since early 2000. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the stock price may include, among other things:
o actual or anticipated variations in quarterly operating results;
o changes in financial estimates by us or by any securities analysts who cover our stock;
o conditions  or trends in our  industry;
o changes in the market valuations  of other travel  service  providers;
o announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;
o announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;
o capital  commitments;
o additions or departures of key personnel;  and
o sales of our common stock, including sales of our common stock by our directors and officers.

We do not expect to pay any dividends to the holders of our common stock for the foreseeable future. We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Recently enacted securities laws and regulations have increased our costs. The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules implementing that Act have required changes in some of our corporate governance practices and may require further changes. These new rules and regulations have increased our legal and financial compliance costs, and make some activities more difficult, time-consuming or costly. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified members of our management team.

As a result of the Company's operating history in online commerce and the variability that can be experienced by our franchising operations, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based predominantly on its operating plans. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an adverse effect on the Company's business, operating results and financial condition. Further, the Company currently intends to increase its operating expenses to develop and offer new and expanded travel services, to fund increased sales and marketing and customer service operations to develop its technology and transaction processing systems. To the extent such expenses precede or are not subsequently followed by increased revenues, the Company's operating results will fluctuate and anticipated net losses in a given period may be greater than expected.

         The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of other factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, but are not limited to (i) the Company's ability to retain existing members and customers, attract new members and customers at a steady rate and maintain satisfaction, (ii) changes in inventory availability from third party suppliers or commission rates paid by travel suppliers, (iii) the announcement or introduction of new or enhanced sites, services and products by the Company or its competitors, (iv) general economic conditions specific to the Internet, online commerce or the travel industry, (v) the level of use of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services such as those offered by the Company, (vi) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner, (vii) the level of traffic on the Company's online sites, (viii) technical difficulties, system downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) governmental regulation, (xi) unforeseen events affecting the travel industry, including terrorist activities similar to September 11 and the conflict with Iraq and
(xii) the ability of our members to retain their existing customers, attract new customers and maintain satisfaction.

Since we cannot exert the same level of influence or control over our members as we could were they our own employees, our members could fail to comply with our policies and procedures, which could result in claims against us that could harm our financial condition and operating results. We are not in a position to directly provide the same direction, motivation and oversight for our members as we would if such members were our own employees. As a result, there can be no assurance that our members will participate in our marketing strategies or plans, accept our introduction of new products and services, or comply with our policies and procedures.

While we have implemented policies and procedures designed to govern the conduct of our members and to protect the goodwill associated with our company, it can be difficult to enforce these policies and procedures because of the number of members and their independent status. Violations by our members of applicable laws or of our policies and procedures in dealing with customers could reflect negatively on our products and operations, and harm our business reputation. In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our members.

Adverse publicity associated with our products, services or network marketing program, or those of similar companies, could harm our financial condition and operating results. The results of our operations may be significantly affected by the public's perception of our company and similar companies. This perception is dependent upon opinions concerning:
o the  quality  of our  products  and  services;
o our  service  providers  and suppliers;
o our network marketing  program;  and
o the direct selling business generally.

         Adverse publicity concerning any actual or purported failure of our company or our members to comply with applicable laws and regulations, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse affect on the goodwill of our company and could negatively affect our ability to attract, motivate and retain members, which would negatively impact our ability to generate revenue. We cannot ensure that all members will comply with applicable legal requirements.

Our failure to appropriately respond to changing consumer preferences and demand for new pro- ducts or product enhancements could significantly harm our member and customer relationships. Our business is subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. Our failure to accurately predict these trends could negatively impact consumer opinion of our products and services, which in turn could harm our customer and member relationships and cause the loss of sales. Our success depends upon a number of factors, including our ability to:

o accurately anticipate customer needs;
o innovate  and develop new  products  and  services  that meet these  needs;
o successfully commercialize new products and services in a timely manner;
o price our  products  and  services  competitively;  and
o differentiate  our  product offerings from those of our competitors.

Our marketing program could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business in these markets and harm our financial condition and operating results. Our network marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States as well as regulations on direct selling in foreign markets administered by foreign agencies. We are subject to the risk that, in one or more markets, our network marketing program could be found not to be in compliance with applicable laws or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization's products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include "bright line" rules and are inherently fact-based and thus, even in jurisdictions where we believe that our network marketing program is in full compliance with applicable laws or regulations governing network marketing systems, we are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our network marketing program to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

We are also subject to the risk of private party challenges to the legality of our network marketing program. The multi-level marketing programs of other companies have been successfully challenged in the past. An adverse judicial determination with respect to our network marketing program, or in proceedings not involving us directly but which challenge the legality of multi-level marketing systems, in any market in which we operate, could negatively impact our business.

If we fail to further penetrate existing markets or successfully expand our business into new markets, then the growth in sales of our products, along with our operating results, could be negatively impacted and you could lose all or part of your investment. The success of our business is to a large extent contingent on our ability to continue to grow by entering new markets and further penetrating existing markets. Our ability to further penetrate existing markets in which we compete or to successfully expand our business into additional countries, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, are subject to numerous factors, many of which are out of our control.

In addition, government regulations in both domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products and services, which could negatively impact our business, financial condition and results of operations. We cannot assure you that our efforts to increase our market penetration in existing markets will be successful. If we are unable to continue to expand into new markets or further penetrate existing markets, our operating results would suffer and the market value of our common shares could decline.

         THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE EITHER EXHAUSTIVE OR A COMPLETE EXPLANATION OF ALL POSSIBLE RISKS INVOLVED IN THIS OFFERING. CONSEQUENTLY, THERE IS NO GUARANTEE OR ASSURANCE THAT WE WILL ATTAIN OUR BUSINESS OBJECTIVES OR THAT WE WILL REMAIN VIABLE. THERE IS NO GUARANTEE THAT THE INVESTOR WILL RECEIVE BACK ALL OR PART OF HIS INITIAL INVESTMENT. POTENTIAL INVESTORS SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF THE COMPANY.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At the current time, we have no provision to issue any additional securities to management, promoters or their respective affiliates or associates. While the Board of Directors recently adopted an employee stock option or pension plan, any issuance would be in accordance with the terms thereof and proper approval. Although we have a very large amount of authorized but unissued common stock which may be issued without further shareholder approval or notice, we intend to reserve such stock for certain offerings contemplated for continued expansion, acquisitions and properly approved employee compensation at such time as such plan is adopted.

            Because of certain statutory and case law relating to broad discretion granted management of a company, typically directors and officers of a corporation are indemnified by and have limited monetary liability to its shareholders. Failure of management to satisfy its fiduciary responsibility to shareholders could subject management to certain claims. The following inherent or potential conflicts of interest should be considered by prospective investors before subscribing for shares.

            While we may enter into transactions with affiliates in the future, we intend to continue to enter into such transactions only at prices and on terms no less favorable to us than transactions with independent third parties. See for example, the descriptions in "Summary Executive Compensation" and "Employment Agreement with Our Chief Executive Officer." In that context, we will require any director or officer who has a pecuniary interest in a matter being considered to recuse themselves from any negotiations. In any event, any debt instruments in the future are expected generally to prohibit us from entering into any such affiliate transaction on other than arm's-length terms. In addition, a majority of the Board is, and must continue to be, neither an officer nor may such person have a pecuniary interest, other than as a shareholder or director, in any transactions with us. In turn, commencing immediately, a majority of the independent Board of Directors members, defined as having no pecuniary interest in he transaction under consideration, will be required to approve all matters involving interested parties. It is expected that three additional independent director(s) as defined under tthe Sarbanes-Oxley Act will be added to the Board. Moreover, an independent stock transfer agent has been appointed to assure proper issuance of stock to shareholders.


                     FIDUCIARY RESPONSIBILITY OF MANAGEMENT

         Generally, our management is accountable to our shareholders as a fiduciary and, consequently, must exercise good faith and integrity in handling company affairs. This is a rapidly developing and changing area of the law and prospective investors who have questions concerning the duties of management should consult with their own legal counsel. Shareholders may have the right to institute legal action (i) on behalf of the shareholder and all of our other similarly situated shareholders of to recover damages for a breach by management of its fiduciary duty or (ii) to recover damages from third parties on our behalf. The burden and expense of any such litigation may have to be borne, depending on the outcome, by the shareholders bringing such action.

         Under pertinent Delaware law, management is not liable to us for any loss or liability in connection with any act performed or omitted, or for negligence or any other matter, except for any loss or liability incurred as a result of management's willful misconduct, gross negligence or fraud. In addition, we have agreed to indemnify management for any loss or damage we may have incurred by reason of acts performed in good faith and reasonably believed to be within the scope of the authority conferred upon management, except for acts of willful misconduct, gross negligence or fraud.

         IN THE OPINION OF THE SEC, INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS AGAINST PUBLIC POLICY AND, THEREFORE, IS UNENFORCEABLE.


                                  THE BUSINESS

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING IN THIS PROSPECTUS, INCLUDING "RISK FACTORS" AS WELL AS THE EXHIBITS INCORPORATED BY REFERENCE. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IIN ITS ENTIRETY, INCLUDING THE INCORPORATED EXHIBITS.

         THIS EXECUTIVE SUMMARY AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. SEE "NOTE REGARDING FORWARD LOOKING STATEMENTS." FOR A MORE COMPLETE DISCUSSION OF THE FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE, SEE "RISK FACTORS."

Overview

            We were incorporated in June 1982 as Travel Network, Ltd. in New York and did business as Global Travel Network. On February 1, 1994, we reincorporated in New Jersey (at which time the New York corporation was merged into the New Jersey corporation). The assets of this corporation were transferred to Global Travel Network, L.L.C. ("GTN") in 1998. GTN was created as a conduit to participate in the franchise Global Travel Network business of Travel Network, Ltd. Global Travel Network was merged into a New York Company called Playorena, Inc which was also a publicly traded corporation trading on the NASDAQ Bulletin Board.

            On September 17, 1999, Playorena, Inc. acquired the outstanding equity of GTN in exchange for 5,063,379 shares of Playorena's common stock (including123,292 shares reserved for issuance upon the exercise of certain warrants previously issued by GTN and 4,931,087 shares issued to equity holders of GTN), representing 94.5% of the issued and outstanding common stock of Playorena upon completion of the share exchange. Prior to that time, Playorena operated as a public shell seeking the acquisition of, or mergerwith, an existing company. Following the share exchange, we changed our name to ETRAVNET.COM, Inc. On August 29, 2002, in turn, we changed our name to REZconnect Technologies, Inc.

             On December 8, 2004, we closed on a share exchange and associated merger with YourTravelBiz.com, Inc. (respectively "YTB" and the "New York Merger"). YTB was engaged (and now through the Delaware YourTravel.Biz--sometimes called "Marketing"--operating subsidiary is engaged) in referral marketing, whereby for a monthly fee, YTB members are provided with an interactive website offering travel-related products and services whichallows them to sell those products and services to the general public. YTB negotiates with all vendors, hosts the website and collects all revenues. Members hosting a website would be paid a commission on all sales made through their respective websites, as well as commissions for bringing new members to YTB. YTB was a former client of REZconnect, whereby REZconnect would service all travel arrangements made through YTB and its members. Effective January 4, 2005, the Company reincorporated in Delaware, changed its name to YTB International, Inc. and increased its authorized common shares to 50,000,000, the preferred remaining at 5,000,000 authorized.

         The Company believes it is at the forefront of several growing trends: the increase in consumer spending in the ravel industry, the boom in home-based businesses and the growing acceptance of conducting retail business on the Internet. Tourism accounts for nearly 11% of all consumer spending worldwide. The travel industry, currently a $5 trillion business, is growing 23% faster than the global economy and spending on travel isexpected to double in the next 5 years. Industry research shows that one "baby boomer", a segment comprised of nearly a billion people worldwide, will retire every eight seconds for the next 20 years. Luxury cruise ship companies and resort builders are gearing up for this wave of retirees. Secondly, with job security, as well as an ability to spend time with the family, an ever-increasing concern, we believe the ability to own a home-based business is becoming an even more attractive option.
Finally, we believe online travel planning will continue to make tremendous inroads in the marketplace as more people use the Internet to become better informed and save time and money.

             Our executive offices are located at 560 Sylvan Avenue, Englewood, NJ 07632, but we also have leased office space at 200 West Third Street Alton, Illinois 62002 and an additional 300 square feet of office space in San Juan, Puerto Rico.

             YTB International,Inc.(the "Company") is a publicly traded company. Through its three operating subsidiaries, post-reincorporation in Delaware, the Company is a leading Internet provider of online travel stores for travel agencies and home-based representatives using our services and technology. It consists of three distinct, wholly-owned Delaware divisions, respectively REZconnect Technologies, Inc. ("Technologies"); YTB Travel Network, Inc. ("Booking"); and YourTravelBiz.com, Inc. ("Marketing") Each of those operating subsidiaries is described below.

REZconnect Technologies, Inc.  Division  ("Technologies")

             Technologies  (the successor to  REZconnect) is a leading  internet provider of online travel stores for travel agencies and home-based representatives using our services and technology. It seeks to capitalize on the recent share exchange and New York merger with Yourtravelbiz.com, Inc. and become the leading provider of Internet-based travel services and solutions. Technologies has grown the products and services offered and intends to further grow its product line. Technologies and the Company believe Technologies can continue to grow its overall revenues and profitability.
             Technologies  operates under various trade names,  including Travel
Network, Global Travel Network, Travel Network Vacation Central, and operate and uses these web sites: Bookmytravel.com, REZconnect.com , RezCity.com. Technologies' customers are provided with a reliable source of travel products and services through its agreements with selected travel providers, including major airlines, cruise lines, hotels and car rental agencies, including wholesale travel providers. In addition, Technologies offers its customers the abil- ity to make reservations on over 424 airlines, at more than 35,000 hotels and with most major car rental companies, cruise lines and tour package operators. Very simply, Technologies is a travel management company using technology and the Internet for our franchise chain and the online retail consumer.

         Technologies believes it is at the forefront of several growing trends: the increase in consumer spending in the ravel industry, the boom in home-based businesses and the growing acceptance of conducting retail business on the Internet. Tourism accounts for nearly 11% of all consumer spending worldwide. The travel industry, currently a $5 trillion business, is growing 23% faster than the global economy and spending on travel is expected to double in the next 5 years. Industry research shows that one "baby boomer", a segment comprised of nearly a billion people worldwide, will retire every eight seconds for the next 20 years. Luxury cruise ship companies and resort builders are gearing up for this wave of retirees. Secondly, with job security, as well as an ability to spend time with the family, an ever-increasing concern, we believe the ability to own a home-based business is becoming an even more attractive option.
Finally, we believe online travel planning will continue to make tremendous inroads in the marketplace as more people use the Internet to become better informed and save time and money.

             In 2003, consumers spent over $37 billion on travel web sites. This number was expected to grow to $50 billion in 2004. Additionally, purchasing over the Internet has become more widespread, a trend we expect to continue as users become more comfortable with the process and reliability. Management believes this large and growing market bodes well for the Company's strategy of franchising on-line travel agencies offering a wide array of products, services and information. As the demand for and value of businesses in this sector continue to increase, Technologies believes it is well positioned to pursue opportunistic acquisitions, gain new customers and increase its own value.

             Our brick and mortar franchisee "Travel Network" and "Global Travel Network" fees range from $3,000 to $29,900 for domestic franchises, and from $50,000 to $350,000 for individual international territories. Yearly service fees range from $2,000 to $9,000 per location. Commission rates paid by travel suppliers have been approximately 10% for hotel reservations, 5-10% for car rentals, and 10-15% for cruises and vacation packages. Airline tickets are a non-commissionable item and revenues are earned from service fees, which range from $4 to $15 per ticket.

             We  believe  there  are  currently  no  direct  competitors  to the
REZconnect technology which YTB was licensing from prior to the New York Merger. Those reservation systems that do exist, such as Opentables.com in the restaurant field, Worldres in the hotel industry and Uniglobe.com in the cruise field, require the use of proprietary computer hardware and/or software and the maintenance of inventory. The lack of these requirements is a major distinguishing factor and we believe a selling point for Technologies and our REZconnect and related "brands."

             The Technologies division which builds on-line reservation systems using proprietary patent pending applications for suppliers within the travel industry. This division also helps build, develop and maintain all franchise websites and processes on-line orders, not only for our members but also for their clients and our own retail clients, as well as "Super Sites" for travel agents to book their clients travel. As a franchisor of traditional "brick and mortar" travel agencies, as well as Internet-based, travel- related services and technology offering proprietary reservation systems for the travel and entertainment industry, Technologies (and through its predecessor) has signed contracts with numerous consortium groups to build online "Super Sites" for their agent base.

                    Technologies' consumer driven websites provide strong content and "bookability" with over 60 booking engines incorporated into one site, covering all aspects of the travel industry. Sites are available 24 hours, 7 days a week, allowing travel agents the ability to personally follow-up with the online consumer and provide customer service.

             Technologies typically charges $49.95 per month, on a non-contract basis, to own and operate on an online travel site. If an agent signs a one year contract, the cost is reduced and the agent only pays for 11 months of service. The agencies that pay month to month must pay by credit card while yearly contracts can be paid either by check or credit card.

             Currently, there are over 10,000 consumer websites in operation. Site owners are permitted to solicit other organizations and associations to clone travel sites allowing for site owners to earn more revenue. The fee associated with a travel site clone is $25 per site monthly.

             REZcity.com is an extension of Travel Network and builds online travel stores for consumer use, as well as "Super Sites" for Travel Agents to book their clients travel. REZcity is an online city guide and travel store for over 53,000 towns throughout the United States, providing a unique model for entrepreneurs and travel agencies to participate by licensing the local community content with rights to sell advertising and e-commerce solutions. The pricing of a local town of 25,000 in population is $1,500 for a one-time fee and an annual hosting fee of $150.00.

             We believe Technologies is the only company in this field offering every postal zip code in the U.S. with strong rich content provided by over 100 sources, including weather, entertainment, sports, news, various information guides with yellow page listings of over 15,000,000 businesses. This site is up and running and was first available in 1998. Technologies (through its predecessor) took over the site in 2002 and is currently offering this product to companies within the travel community. To date, REZcity has signed 249 single unit franchises, 3 area representative units and 4 master units. A single unit franchise consists of a single town or zip code with a population of 5,000 or less. Franchisees are required to sell e-commerce and advertising solutions to earn revenue within their purchased territory and market their website to local residents residing in the community. An area representative owns a minimum of 20 franchise units in which he or she is responsible for the same tasks as a single unit franchise owner. A master owns a minimum of 600 franchise units. A master's primary role is to sell individual franchise units and Area Representative Units. A master earns revenue by franchise sales, as well as by sales created by franchisees within their master territory selling e-commerce and advertising solutions.

             Revenues from the sale of area representative units and master unit franchisees are not usually recorded in our financial statement based on our accounting policy regarding the recognition of franchise revenues until services have been rendered and substantial doubt of collectability has been eliminated, usually upon receipt of payment. Our consumer driven websites provide over 60 booking engines incorporated into one site, covering all aspects of the travel industry. Sites are available for use 24 hours, 7 days a week, allowing travel agents the ability to personally follow-up with the online consumer and provide customer service any time.

             In-house sales personnel have generally handled marketing of travel agency web sites and franchises for Travel Network and REZcity.com, our online city portal that provides lodging, travel and entertainment information for over 53,000 communities. All of Technologies' franchised operations are independently owned and operated. All sales of travel products by Technologies are made through its web sites, independent agencies and franchisees. Technologies also operates two company-owned travel agencies. Operational expenses consist of franchise system sales and support personnel, executive management and minimal administrative personnel. Management believes Technologies' leading edge technology solutions provide growth potential for our customers to offer lower cost services and product support. Through our customer relations management services, our customers can better serve their customers through customized vacation packages based on pre-defined customer profiles and prior travel history.

YTB Travel Network, Inc. Division ("Booking")

             The Booking (the successor to both the REZconnect travel agency and reservations business and that of YTB travel & Cruises, Inc.) division comprises the appointments to sell airline tickets, cruise packages and other services plus the travel sales from the 10,000 web sites hosted by Technologies. Travel processing, document distribution and commission payments including tracking the transaction for each of the sites is handled by this division. In addition, bulk purchasing and deal making are provided by Booking through its Englewood Cliffs New Jersey personnel. See also discussion below regarding the relationship with both the Marketing and Technologies divisions.

YourTravelBiz.com, Inc. Division ("Marketing")

            The Marketing (successor to the Illinois-YTB acquired by the Company in the New York Merger) division is operated just as YTB's business was operated prior to the share exchange and associated merger. This operating subsidiary is a referral marketing group providing support products and services for the 8,400 representatives currently in the system. Marketing conducts business through recruitment, enrollment, initial training and support of its sales force.
Management believes the emerging market shift to the Internet for travel services presents the opportunity for advancement of products and services by referral relationships.

            By way of background, YTB was initially incorporated on February 16, 2001 in Illinois and, prior to the merger with the pre-Delaware reincorporated Company, was a direct marketing company. YTB continues to conduct business through recruitment, enrollment, initial training, and support of its sales force. There are currently over 8,400 individuals, known as independent marketing representatives (each, an "IMR"), who are responsible for enrolling referring travel agents (each, an "RTA"), most of whom work from their homes. An IMR might utilize a number of methods of attracting new RTAs, at informational meetings and events, through newspaper advertising, and one-on-one meetings with individuals seeking a home based business enterprise. RTAs and IMRs are schooled through our certified training courses. This is accomplished through a combination of their Power Team Leader, company conference calls and e-training modules. A Power Team Leader is an IMR who has accomplished a higher income level by virtue of sales production.

             YTB Travel & Cruises, Inc., in turn, was incorporated on January 19, 2001 in Illinois as the travel service and fulfillment center for the RTA's, offering an interactive, real time booking engine and access to preferred deals with leading travel industry suppliers. Through what is now called the Booking this division, RTAs have the ability to book individual and group travel, fulfill travel document needs, maintain the online booking engine and send a weekly travelnewsletter to their customers. RTAs pay a one-time setup fee of $349.95, plus a monthly recurring fee of $49.95 for the e-commerce equipped online booking engine and tools. There are currently over 8,000 active RTAs. Revenue is received through the one-time setup fee, a recurring monthly fee for the online booking engine, tools, hosting and related activities and commission on the sale of travel products.

             Marketing was created to market travel agency websites to representatives in a Referral Marketing program that incentivizes the Rep for bringing others into the system, earns travel commissions from their site and enjoys travel benefits and tax advantages with owning their own business. Representatives are independent and are provided with training materials and onsite training at various locations throughout the United States.


                                   MANAGEMENT

         Set forth below are biographies of the current Members of the Board of Directors (Messrs Brent, Brent and Kestenbaum) and then the biographies of the recently appointed YTB-affiliate, Messrs. Tomer, Tomer and Sorensen:

MR. MICHAEL Y. BRENT, CHIEF EXECUTIVE OFFICE AND A DIRECTOR, Graduated from the University of Miami in June 1965 with a Bachelor of Arts in administration and accounting. From July 1965 through 1974, he was Director of Convention Sales for his family hotel business. From 1974 through 1981, Mr. Brent owned and operated his own travel company. In 1982, he helped start Travel Network, Ltd. (one of the Company's predecessors) and served as Vice President until June 1989 when he became its Chief Operating Office and a part owner. In 1994, Mr. Brent became Chairman, President and Chief Executive Officer of the Company.

MR. DEREK J. BRENT, A DIRECTOR AS WELL AS SECRETARY AND VICE PRESIDENT/SALES, the son of Michael Y. Brent, graduated from the University of Maryland in June 1993 with a Bachelor of Business Administration and Accounting, majoring in accounting. Derek Brent has passed all necessary CPA examinations. He joined the Company's predecessor in May 1993 as sales consultant andd, in 1996, he became Director of Sales.

MR. HAROLD KESTENBAUM, DIRECTOR, Graduated from the University of Richmond School of Law in 1975, and is the Company's franchise and general counsel. Mr. Kestenbaum is engaged primarily in the independent practice of law, specializing in franchise and distribution law, representing franchisors only, both start-up and established, from his Garden City, New York offices. He is, among other professional roles, a founding member of the new York State Bar Association's Franchising, Distribution and Licensing Law Section.

LLOYD J. TOMER, CHAIRMAN OF THE BOARD OF DIRECTORS, is a seasoned veteran of direct sales and marketing. After spending thirteen years in the ministry, he joined the A.L. Williams company (now known as Primerica Financial Services) in January 1981. He achieved the level of Senior National Sales Director in 1985 and maintained that position through 2001. While at A. L. Williams, he built a successful sales organization numbering in the thousands, whose combined life insurance sales was measured in the billions, with assets under management of $750 million. He sold his A. L. Williams business in January 2002 to devote his marketing expertise to YourTravelBiz.com., Inc. He attended Anderson College in Anderson, Indiana.

J. SCOTT TOMER, A DIRECTOR AND PRESIDENT, worked with his father, Lloyd Tomer, at Primerica Financial Services from 1981- 1993. Scott earned the level of National Sales Director at Williams and had the responsibility of field support and training for their sales force, where he trained over 2,000 sales personnel. He left the Williams organization to become a Certified Financial Planner, which he continued while specializing in real estate investing prior to co- founding YourTravelBiz.com, Inc. in 2001.

J. KIM SORENSEN, A DIRECTOR, brings to the Company an extensive and successful business history. He has owned several businesses, and managed a multi-million dollar mixed real estate complex across from the Illinois state capital in Springfield. He was also a professional bowler and bowling proprietor from 1975
- 1980. He joined AL Williams in 1981 and earned the Sr. Vice President position in 1985. In 1990 Kim partnered with Lloyd Tomer to provide technical and management support for his growing sales organization through 2001. He is a co-founder of YourTravelBiz.com, Inc. and his expertise in computer technology has led to the development and management of many of the systems at YourTravlBiz.com., Inc.

The following table sets forth the name, age and position of each of the persons appointed to the combined Company's Board of Directors and each of the persons appointed as an Executive Officer of the Company following completion of the New York Merger described above:

     Name                         Age               Principal Position
-----------------                 ---        --------------------------------
Lloyd J. Tomer                    70        Chairman of the Board of Directors
Michael Y. Brent*                 62        Director and Chief Executive Officer
J. Scott Tomer                    46        Director and President
Derek Brent*                      33        Director and Secretary
J. Kim Sorensen*                  54        Director
Harold Kestenbaum                 55        Director
--------------
o The existing Members of the Company's Board of Directors have served since November 1989 (Michael Brent); December 1991 (Mr. Kestenbaum); and April 1995 (Derek Brent).

                                 CAPITALIZATION

         The table below sets forth the capitalization as of February 14, 2005. Since any shares sold will be those of the designated selling shareholder and outstanding shares will be unaffected by this registered secondary offering, no pro forma adjustment has been made.





                    Description
                    -----------

                                                                    Actual
                                                                    ------
Shareholders' Equity:
     Preferred stock, par value $0.001 per share;
     authorized 5,000,000 shares; none issued.                         --
     Common stock par value $0.01 per share;
     50,000,000 authorized shares; 24,092,376
     issued and outstanding shares (actual);                       24,092,376

Additional paid in capital                                             -0-
Accumulated deficit                                                 ( 865,003)
Accumulated other comprehensive income (loss)                          -0-
                                                                  -----------
Total stockholders' equity and capitalization                      24,092,376

*Includes shares of common stock underlying shares of Series B Preferred Stock issued to shareholders of YTB upon consummation of the share exchange and associated New York Merger with YTB, but excludes 940,000 option shares for executives and employees of REZconnect Technologies, Inc. and matching shares for YourTravelBiz.com, Inc. executive shares issuable upon the exercise of outstanding options and warrants (whether or not such options and/or warrants are currently exercisable).


                                    DILUTION

         No dilution table has been presented since any shares sold will be those of the designated selling shareholder. Consequently, no dilution will occur as a result of this registered secondary offering.

                           DIVIDENDS AND DISTRIBUTIONS

        The payment of dividends and/or distributions, if any, to shareholders is at our sole and absolute discretion. Shareholders will be entitled to receive dividends, if and when declared by us out of funds legally available for such purpose. Since we intend to continue to retain all of our earnings, if any, to fund the development and growth of our business, we have no current plans to pay any cash dividends on our common stock.

        Our dividend policy will depend upon our debt and equity structure, earnings needed for capital in connection with our operations or in connection with possible future acquisitions and other factors, including economic conditions. No assurance can be given that dividends in future periods will, in fact, be paid to shareholders or shareholders or, if paid, that such dividends will not later be reduced or eliminated.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth information known to the Company with respect to the beneficial ownership of each class of the Company's capital stock as of the date hereof for (1) each person known by the Company to beneficially own more than 5% of each class of the Company's voting securities, (2) each executive officer, (3) each of the Company's directors and (4) all of the Company's executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. The table also presents the number of votes each person is entitled to cast on any matter submitted to a vote of the holders of common stock. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 560 Sylvan Avenue, Englewood, New Jersey 07632.



                                  Common Stock          Voting Power
Name                           Number         Pct.          Number          Pct.
Michael Y. Brent             5,103,032       10.21%       5,103,032       10.21%
Derek Brent                  1,120,234        2.24%       1,120,234        2.24%
Harold Kestenbaum               20,454        0.04%          20,454        0.04%
J. Lloyd Tomer               6,301,538       12.60%       6,301,538       12.60%
J. Scott Tomer               2,295,446        4.59%       2,295,446        4.59%
J. Kim Sorensen              2,319,245        4.64%       2,319,245        4.64%
All directors and
officers as a group         17,159,949       34.32%      17,159,949       34.32%

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

        The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 2002, 2003 and 2004 to the six most highly compensated executive officers and contract managers of the Company or its subsidiaries (collectively, the "Specified Executives"). All employees are paid a salary commensurate with their responsibility and position. Certain officers and contract managers are paid a bonus (see chart below) based on our net income and such employee's contribution thereto. The following table sets forth certain information regarding compensation for the fiscal year ended December 31, 2003, and the two prior years, earned by or paid to our current Chief Executive Officer, other executive officers and directors (collectively the "Directors and Officers") and Ori Klein, an independent contractor manager:


Directors and Officers     Fiscal Year        Salary        Bonus      Options

Michael Y. Brent               2004          $236,000        N/A        200,000
                               2003          $221,000        N/A        200,000
                               2002          $152,000        $54,000    200,000
Derek J. Brent                 2004          $120,000        $N/A       100,000
                               2003          $46,000         $5,000     100,000
                               2002          $43,000         $3,000     100,000
Harold L. Kestenbaum           2004          $9,000          N/A        20,000
                               2003          $9,000          N/A        20,000
                               2002          $15,000         N/A        20,000
J. Lloyd Tomer                 2004          $0              $0         0
                               2003          $0              $0         0
                               2002          $0              $0         0
J. Kim Sorensen                2004          $115,108        $0         0
                               2003          $90,430         $0         0
                               2002          $56,328         $0         0
J. Scott Tomer                 2004          $116,793        $0         0
                               2003          $80,631         $0         0
                               2002          $45,800         $0         0

Employment Agreements

         We have entered into a long-term employment agreement with each of Mr. Michael Brent, Mr. J. Kim Sorensen, Mr. J. Scott Tomer and Mr. Derek Brent. All employment agreements expire December 31, 2009 and subject each officer to confidentiality provisions, as well as non-raid and non-compete provisions for an additional two years following termination of employment.

         Mr. Michael Brent receives a base annual salary of $240,000, increasing annually in $12,000 increments. Once the override for Messrs. Sorensen and Tomer (as discussed below) have resulted in their each receiving an additional $120,000 of compensation, Mr. Brent receives an override on the RTA sales and monthly fees generated by "representative position #1" of the YourTravelBiz.com sales organization equal to 16.69% of the monthly commissions and overrides earned by said position #1, paid monthly. Additionally, Mr. Brent receives a cash bonus based on the net pre-tax income of the Company equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000. Mr. Brent receives a car allowance and health and medical insurance provided by the Company. The Company has also taken out a term life insurance policy on the life of Mr. Brent in an amount equal to three times his annual base salary, payable to beneficiaries designated by him.

         Each of Messrs. Sorensen and Tomer receives a base annual salary of $120,000, increasing annually in $12,000 increments. They each receive an override on RTA sales and monthly fees generated by "representative position 2" of the yourtravelbiz.com sales organization equal to 50% of the monthly commissions and overrides earned by such representative position 2, paid monthly, beginning the month 10,000 RTAs are active. Once they have each received $120,000 in such overrides, the override for Mr. Brent applies. Additionally, each of Messrs. Sorensen and Tomer receives a cash bonus based on the net pre-tax income of the Company equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000.
They each receive a car allowance and health and medical insurance provided by the Company. The Company has also taken out a term life insurance policy on the lives of Messrs. Sorensen and Tomer in an amount equal to three times their respective annual base salary, payable to beneficiaries designated by each.

         Mr. Derek Brent receives a base annual salary of $120,000, increasing annually in $12,000 increments. Additionally, Mr. Derek Brent receives a cash bonus based on the net pre-tax income of the Company equal to 2% if net pre-tax income is between $500,000 and $1,500,000, 2.25% if net pre-tax income is between $1,500,000 and $3,000,000 and 2.5% if net pre-tax income is at least $3,000,000. Mr. Brent receives a car allowance and health and medical insurance provided by the Company.

Employees

         We currently have 42 employees, none at parent level (with 12 in the REZconnect Technologies operating level, 5 in the YTB Travel Network division and 25 employees in the YourTravelBiz.com division).

                                 TRANSFER AGENT

         Our transfer agent is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

                                 INDEMNIFICATION

         The Company's Certificate of Incorporation and the By-Laws provide for the indemnification of its directors and officers under certain circumstances and are incorporated herein by reference.


                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

General

         Our authorized securities consist of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. See "Capitalization" with regard to the Company's capital structure. No preferred stock is outstanding and the common shares are fully paid and non-assessable. The following outlines the rights of the holders of common. This summary does not purport to be complete and is qualified in all respects by the actual text all of the exhibits incorporated here by reference. Please read these documents in their entirety before making a decision to subscribe for shares offered by the designated selling shareholder.

Common Stock

         VOTING RIGHTS. Holders of common stock are entitled to one vote per share held of record on all matters to be voted on by the stockholders.

         DIVIDENDS. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the rights and preferences of the holders of shares of our preferred stock, if any (of which there are currently none outstanding).

         LIQUIDATION PREFERENCE. In the event we liquidate, dissolve or wind-up, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation pref-erence, if any, of any then outstanding shares of our preferred stock. Holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of our preferred stock or which the Board of Directors may designate and issue in the future.

Preferred Stock

         We are authorized to issue up to 5,000,000 shares of preferred stock. None are outstanding at this time. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could materially adversely affect the voting power of the holders of common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company.


                                  LEGAL MATTERS


         Carl N. Duncan, Esq., Bethesda, Maryland, is acting as our securities counsel in connection with this possible secondary offering by the designated selling shareholder.

                                     EXPERTS

         The financial statements for the year ended December 31, 2004, incorporated by reference in the Registration Statement associated with this Prospectus has been audited by Dischino & Associates, independent certified public accountants. Their report contains information regarding our ability to continue as a going concern.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as a consequence, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. Such material can also be obtained from the SEC's world wide web site at http://www.sec.gov. our outstanding common shares, You can also obtain information about us at our web site, www.etravnet.com.

         This prospectus constitutes part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.


                           INCORPORATION BY REFERENCE

         We have incorporated by reference in this Prospectus the following documents previously filed with the SEC.

1.       Our Annual Report on Form 10-KSB for the fiscal year ended December 31,
         2004;

2. Our Quarterly Reports (unaudited) on Form 10-QSB for the fiscal quarters ended March 31, June 30 and September 30, 2000;

3. Form 8-K filed on December 14, 2004 with respect to various material transactions;

4. Our Annual Report on Form 10-KSB/A for our fiscal year ended December 31, 2003; and 5. Our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2003.

         The Securities and Exchange Commission has assigned file number 0-18412 to reports and other information that we file with the SEC pursuant to the Exchange Act . All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of such Act prior to the termination of any registered secondary offerings will be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and information incorporated by reference.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

                         YTB International, Inc.
                         Attn: Michael Y. Brent, CEO
                         560 Sylvan Avenue--Suite 300
                         Englewood Cliffs, New Jersey 07632


                            SUPPLEMENTAL DISCLOSURES


Committees of the Board of Directors

            The Company will in the future establish an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act that will be comprised of a majority of "independent" directors as defined under pertinent securities rules. The Company and YTB have, under the Shareholder Agreement described above, agreed that, at a mutually determined future date, respectively shall name one new director (each of whom will be independent as defined under pertinent securities standards), and a third independent director will jointly be chosen by the other two independent directors. Given the period time it is expected to take to complete the associated due diligence and selection process, including agreement on the third independent director agreed to be the other two, and given that the Company is not currently subject to the Sarbanes Oxley Act requiring at least an Audit Committee be comprised of a majority of independent directors, the Company and YTB have elected to defer such search until at least until the Company has obtained directors' and officers' liability coverage (which insurance is currently out for bids).

            Once put in place. the Audit Committee, among other things, will determine engagement of the independent certified public accountants and review the scope and effect of the audit engagement. Because the Company will constitute a "controlled company" as defined under the Sarbanes-Oxley Act, the Company is exempt from being required to create a Compensation Committee or other committee(s) comprised of a majority of independent directors.

Report of the Board of Directors Regarding Audit Issues

         Dischino & Associates has been selected as the Company's independent public accountants and auditors for 2004, commencing in March 2004. The Board of Directors has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2004. The Board of Directors has also discussed with Dischino & Associates the matters described in the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Board of Directors has received and reviewed the written disclosures and the letter from Dischino & Associates described in Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Dischino & Associates their independence. Based on the reviews and discussions described herein, the Board of Directors will included the audited consolidated financial statements referred to above in the Company's Annual Report on Form 10-KSB for the year ended December 31,2004 to be filed with the Securities and Exchange Commission (as was done in conjunction ti the Company's Annual report on Form 10-KSB for the year ended December 31, 2003 filed with the Securities and Exchange Commission).

Audit Fees

         The aggregate fees billed in 2004 for professional services rendered for the audit of (1) our annual financial statements for the year ending December 31, 2003 and (2) the reviews of our financial statements included in all Forms 10-Q for 2004, were $17,500.

Financial Information Systems Design and Implementation Fees

         The Company made no payments to Dischino & Associates in 2003 or 2004 for professional services relating to financial information systems design and implementation.

All Other Fees

         The aggregate fees billed in 2004 for services rendered by Dischino & Associates, other than the services described in this Information Statement under the headings "Audit Fees" and "Financial Information Systems Design and Implementation Fees" above, were approximately $17,500. These fees relate primarily to tax consulting services. The Board of Directors considers the provision of these services to be compatible with maintaining the independence of Dischino & Associates.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Exchange Act requires that officers and directors, and persons who beneficially own more than 10 percent of a registered class of equity securities of the Company, file certain reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or representations obtained from certain reporting persons, we believe that all filings applicable to the officers, directors and greater than 10 percent beneficial stockholders of the Company are current.

                          REZCONNECT TECHNOLOGIES, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                          REZCONNECT TECHNOLOGIES, INC.

                               TABLE OF CONTENTS

                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                       Page(s)

Independent Auditors' Report                                                1

Financial Statements (Audited)

 Balance Sheets                                                             2

 Statements of Operations                                                   3

 Statements of Changes in Stockholders' Equity                              4

 Statements of Cash Flows                                                   5

Notes to Financial Statements                                           6 - 21

Supplementary Schedules of General and Administrative Expenses              22

Pro Forma Financial Information (Unaudited)

   Introduction to Pro Forma Consolidated Financial Statements              23

   Pro Forma Consolidated Statement of Operations - 2004                    24

   Pro Forma Consolidated Statement of Operations - 2003                    25

   Notes to Pro Forma Consolidated Financial Statements                26 - 29

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Rezconnect Technologies, Inc.
Englewood Cliffs, New Jersey


We have audited the accompanying balance sheets of Rezconnect Technologies, Inc. as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rezconnect Technologies, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information on page 22 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                           Dischino & Associates, P.C.

Dischino & Associates, P.C.
Certified Public Accountants
 and Business Consultants

Fairfield, New Jersey
April 11, 2005



                                       (1)

                         REZCONNECT TECHNOLOGIES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003
                                   (NOTE 12)



                              ASSETS

                                                                              2004            2003
                                                                          ------------    ------------
CURRENT ASSETS
      Cash ............................................................   $     25,449    $     62,718
      Available-for-sale securities ...................................        528,311         732,135
      Current portion of notes receivable .............................         24,240         112,490
      Accounts receivable (less allowance for doubtful
          accounts of $65,009 in 2004 and $4,061 in 2003) .............        383,033         255,244
      Loans receivable ................................................        122,195            --
      Prepaid expenses and other current assets .......................         15,312            --
                                                                          ------------    ------------
TOTAL CURRENT ASSETS ..................................................      1,098,540       1,162,587

PROPERTY AND EQUIPMENT (NET) ..........................................         73,121            --

INTANGIBLE ASSETS .....................................................     14,979,951            --

GOODWILL ..............................................................        956,167            --

OTHER ASSETS
      Capitalized software costs (less accumulated amortization
         of $105,222 in 2004 and $54,557 in 2003) .....................         79,514          72,469
      Notes receivable, less current portion ..........................        137,360         637,444
      Security deposits and other assets ..............................         10,460          13,133
                                                                          ------------    ------------
TOTAL OTHER ASSETS ....................................................        227,334         723,046
                                                                          ------------    ------------

TOTAL ASSETS ..........................................................   $ 17,335,113    $  1,885,633
                                                                          ============    ============


               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Current maturities of long-term debt ............................   $     19,532    $     20,368
      Short-term notes payable ........................................        202,342            --
      Accounts payable and accrued expenses ...........................        609,491         105,776
      Current portion of deferred revenue .............................         21,026         112,490
      Commissions payable .............................................        136,139            --
                                                                          ------------    ------------
TOTAL CURRENT LIABILITIES .............................................        988,530         238,634

OTHER LIABILITIES
      Long-term debt, less current maturities .........................        283,221         300,802
      Deferred revenue, less current portion ..........................        110,388         632,862
      Security deposits ...............................................         20,920          26,266
                                                                          ------------    ------------
TOTAL OTHER LIABILITIES ...............................................        414,529         959,930
                                                                          ------------    ------------

TOTAL LIABILITIES .....................................................      1,403,059       1,198,564

STOCKHOLDERS' EQUITY
      Preferred stock- Series B convertible, par value $.001; 5,000,000
          shares authorized, 4,092,376 shares issued and outstanding ..          4,092            --
      Common stock, par value $.001; 20,000,000 shares authorized,
          18,976,125 and 10,879,983 shares issued and outstanding .....         18,976          10,880
      Additional paid-in capital in excess of par .....................     22,055,712       6,574,385
      Accumulated deficit .............................................     (6,146,726)     (5,898,196)
                                                                          ------------    ------------
TOTAL STOCKHOLDERS' EQUITY ............................................     15,932,054         687,069
                                                                          ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ............................   $ 17,335,113    $  1,885,633
                                                                          ============    ============




     See independent auditors' report and notes to the financial statements


                                       (2)

                          REZCONNECT TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (NOTE 12)




                                                       2004             2003
                                                  ------------    ------------
 REVENUE
     Franchise fees ...........................   $     97,506    $    115,280
     Franchise service and other fees .........        716,801         569,545
     Travel products and services .............      2,056,617       1,346,930
     On-line travel income ....................        507,508         282,471
     Advertising and other ....................          2,571          85,862
     New RTA sales ............................        231,347            --
     Monthly membership and maintenance fees ..        248,092            --
     Printing and administrative service fees .         54,569            --
                                                  ------------    ------------
 GROSS REVENUE ................................      3,915,011       2,400,088

 LESS: RETURNS AND ALLOWANCES .................         29,810            --
                                                  ------------    ------------

 NET REVENUE ..................................      3,885,201       2,400,088

 OPERATING EXPENSES
     Commissions ..............................      1,669,723         906,235
     Cost of travel services and products .....        930,519         526,141
     Depreciation and amortization ............         44,502         376,486
     Franchise services and products ..........        153,035            --
     Marketing and selling ....................        103,418          31,535
     General and administrative ...............      1,237,906         884,076
     Impairment of capitalized software costs .           --           783,207
                                                  ------------    ------------
 TOTAL OPERATING EXPENSES .....................      4,139,103       3,507,680
                                                  ------------    ------------

 LOSS FROM OPERATIONS .........................       (253,902)     (1,107,592)

 OTHER INCOME (EXPENSES)
     Loss from sales of short-term investments          (8,458)        (14,113)
     Interest and dividend income .............         38,096          18,225
     Interest expense .........................        (22,596)         (1,885)
                                                  ------------    ------------
 TOTAL OTHER INCOME ...........................          7,042           2,227
                                                  ------------    ------------

 LOSS BEFORE INCOME TAXES .....................       (246,860)     (1,105,365)

 INCOME TAXES .................................          1,670           2,118
                                                  ------------    ------------

 NET LOSS .....................................   $   (248,530)   $ (1,107,483)
                                                  ============    ============

 NET LOSS APPLICABLE TO COMMON STOCKHOLDERS ...   $   (248,530)   $ (1,107,483)
                                                  ============    ============

 LOSS PER SHARE:
     WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING     11,867,842       9,912,983
                                                  ============    ============

     BASIC AND DILUTED LOSS PER SHARE .........   $      (0.02)   $      (0.11)
                                                  ============    ============


     See independent auditors' report and notes to the financial statements



                                       (3)

                          REZCONNECT TECHNOLOGIES, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (NOTE 12)







                               Series B Convertible
                                  Preferred Stock            Common Stock          Additional                             Total
                              ---------------------  ---------------------------    Paid-In          Accumulated      Stockholders'
                                Shares    Amount          Shares         Amount     Capital            Deficit           Equity
                              ---------  ---------   --------------    --------- -------------    ---------------   ---------------

BALANCE AT JANUARY 1, 2003            -  $       -        9,362,983    $   9,362 $   6,198,963    $    (4,655,773)  $     1,552,552

COMMON SHARES ISSUED
   FOR SERVICES                       -          -        1,100,000        1,100       240,900                 -           242,000

NET LOSS                              -          -                -            -             -         (1,107,483)       (1,107,483)
                              ---------  ---------   --------------    --------- -------------    ---------------   ---------------

BALANCE AT DECEMBER 31, 2003
 (AS ORIGINALLY REPORTED)             -          -       10,462,983       10,462     6,439,863         (5,763,256)          687,069

PRIOR PERIOD ADJUSTMENT               -          -          417,000          418       134,522           (134,940)                 -
                              ---------  ---------   --------------    --------- -------------    ---------------   ---------------

BALANCE AT DECEMBER 31, 2003
   (AS RESTATED)                     -           -       10,879,983       10,880     6,574,385         (5,898,196)          687,069

COMMON SHARES ISSUED
 FOR SERVICES                        -          -           166,142          166       121,504                  -           121,670

ISSUANCE OF COMMON SHARES
 TO OFFICERS                         -           -          500,000          500       113,900                  -           114,400

SHARES EXCHANGED IN MERGER
 WITH YOURTRAVELBIZ.COM, INC. 4,092,376      4,092        7,430,000        7,430    15,245,923                  -        15,257,445

NET LOSS                            -            -                -           -              -           (248,530)         (248,530)
                              ---------  ---------   --------------    --------- -------------    ---------------   ---------------

BALANCE AT DECEMBER 31, 2004  4,092,376  $   4,092      18,976,125   $    18,976  $ 22,055,712   $     (6,146,726)  $    15,932,054
                              =========  =========   ==============    ========= =============    ===============    ==============


     See independent auditors' report and notes to the financial statements



                                       (4)

                          REZCONNECT TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (NOTE 12)



                                                              2004           2003
                                                          -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss ............................................   $  (248,530)   $(1,107,483)
  Adjustments to reconcile net loss to net cash
      provided (used) by operating activities:
         Depreciation and amortization ................        37,999        376,486
         Impairment of capitalized software costs .....          --          783,207
         Common shares issued for services ............          --          242,000
         Provision for losses on accounts receivable ..        60,948           --
         Loss from sales of short-term investments ....         8,458           --
         Changes in assets and liabilities:
             Accounts receivable ......................      (188,737)        15,562
             Prepaid expenses and other current assets        (15,312)          --
             Security deposits and other assets .......        (2,673)        (8,181)
             Accounts payable and accrued expenses ....        95,804         24,163
             Deferred revenue .........................      (613,938)       228,430
                                                          -----------    -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES ......      (865,981)       554,184

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchases of computer software ...............       (35,947)      (297,827)
         Principal payments received on notes and loans       316,139           --
         Proceeds from sales of short-term investments        554,804           --
         Investments in marketable securities .........      (359,438)       (20,615)
         Loans to franchisees .........................          --         (233,012)
                                                          -----------    -----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES ......       475,558       (551,454)

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of long-term debt .....       117,084           --
         Proceeds from issuance of common stock .......           666           --
         Contributions to capital .....................       235,404           --
         Principal payments on debt ...................          --           (3,330)
                                                          -----------    -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES ......       353,154         (3,330)
                                                          -----------    -----------

NET DECREASE IN CASH ..................................       (37,269)          (600)

CASH, BEGINNING OF YEAR ...............................        62,718         63,318
                                                          -----------    -----------

CASH, END OF YEAR .....................................   $    25,449    $    62,718
                                                          ===========    ===========


Supplemental disclosure of cash flow information:
Interest paid during the year .........................   $    22,596    $      --

Supplemental schedule of noncash investing and financing activities:
The Company acquired all of the common stock of YourTravelBiz.com, Inc. in exchange for capital stock valued at $15,257,445. The fair value of the identifiable assets acquired totaled $15,062,169 and liabilities of $760,891 were assumed.


     See independent auditors' report and notes to the financial statements

                                       (5)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 1 - NATURE OF OPERATIONS

Rezconnect Technologies, Inc. (the "Company") was incorporated in the State of New York on December 4, 1981 under the original name of Playorena, Inc. The Company is a franchisor of traditional "brick and mortar" travel agencies as well as internet-based travel-related services and technology offering proprietary reservation systems for the travel and entertainment industry. The Company is also a full-service provider of discount travel products and services to the leisure and small business traveler. The Company operates under various trade names, including "Your Travel Biz", "YTBnet.com", "Travel Network", "Global Travel Network" and "Travel Network Vacation Central", as well as internet websites "Bookmytravel.com", "REZconnect.com" and "RezCity.com". The Company maintains its corporate headquarters in the State of New Jersey and currently provides services to customers located throughout the United States, with the expectation of doing business worldwide in 2005.

On December 8, 2004, the Company acquired 100% of the outstanding common shares from the stockholders of YourTravelBiz.com, Inc. ("YTB"), following requisite approval by the Boards of Directors and stockholders, in a business combination structured as a statutory merger under New York State law and the reorganization provisions of the Internal Revenue Code. This acquisition, recorded at a total value of $15,257,445, was effected through an exchange of equity interests, with the Company exchanging 7,430,000 shares of its common stock and 4,092,376 shares of its Series B convertible preferred stock for all of the outstanding common stock of YTB (see Note 11). Each share of such Series B convertible preferred stock was converted into one share of common stock on January 9, 2005 following the re-incorporation of the Company and corresponding increase in its number of authorized shares, as described below.

On January 4, 2005, subsequent to the New York merger between the Company and YTB, the assets of this combined entity were assigned respectively to three newly-organized Delaware corporations, respectively YourTravelBiz.com, Inc., Rezconnect Technologies, Inc. and YTB Travel Network, Inc., each of which becoming wholly-owned subsidiaries of the Company on that date.

Further, on January 4, 2005 the Company re-incorporated in the State of Delaware by means of a "downstream merger" between the Company and a Delaware corporation named YTB International, Inc. The Company then changed its name to YTB International, Inc. and increased the number of its authorized common shares to 50,000,000, while maintaining the same 5,000,000 authorized preferred shares. As a consequence of this Delaware merger and associated re-incorporation, YTB
International, Inc. became the successor to the Company and to the Company's three subsidiaries, YourTravelBiz.com, Inc. (Delaware), Rezconnect Technologies, Inc. (Delaware), and YTB Travel Network, Inc. (Delaware), with each subsidiary becoming a wholly-owned subsidiary of YTB International, Inc. on January 4, 2005.







                        See independent auditors' report



                                       (6)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 1 - NATURE OF OPERATIONS (CONTINUED)

Each of the three aforementioned operating subsidiaries was formed to divide the Company's operations into three basic divisions. The YourTravelBiz.com, Inc. division focuses on referral marketing to potential representatives. The Rezconnect Technologies, Inc. division builds on-line reservation systems using proprietary patent pending applications for suppliers within the travel industry. The YTB Travel Network, Inc. division is a travel agency which books travel transactions, collects payments and licensing fees, and pays out commissions.

All of the Company's franchised operations are independently owned and operated. All sales of travel products by the Company are made through its independent agencies and franchisees, or through its interactive websites. Operational expenses consist of franchise system sales and support personnel, executive management and minimal administrative personnel.

The Company is also engaged in the business of wholesale travel, providing products and services to its franchisees which are obtained from tour operators and cruise lines. The Company also operates as a retail travel agency.

The Company had signed an exclusive 20-year management agreement with YTB in 2002 for the Company to provide travel website hosting to YTB. Upon the Company's acquisition of YTB, the contract language was modified to eliminate the 20-year exclusivity clause. No other contract terms or clauses changed as a result of the merger. Fees remain billable as per the original terms of the agreement and are recorded as intercompany transactions.

In recent years, the Company began shifting its operations away from franchising in order to concentrate on developing its internet travel agency business. The Company's investments in software and technology are directed towards the enhancement of its online travel agency.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
---------------------
The financial statements include the income and expense account activity of YourTravelBiz.com, Inc. from the date of acquisition (December 8, 2004) to December 31, 2004 (see Notes 1 and 12).

Basis of accounting
-------------------
The financial statements have been prepared in accordance with generally accepted accounting principles, using the accrual method. Accordingly, revenues are recorded in the period in which they are earned and expenses are recorded in the period in which they are incurred.






                        See independent auditors' report

                                       (7)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include those related to the recoverability of capitalized software costs and receivables generated from advertising sales.

Revenue recognition
-------------------

Franchise fees
--------------
Payment of an initial franchise fee is due upon the execution of a franchise agreement with the franchisee. Such franchise fee is assessed for the right of the franchisee to conduct business by the use of resources provided by the Company. Payment may be in the form of cash, notes or a combination thereof. Revenue is deferred until all material conditions prior to the opening of a franchised business have been satisfied and all substantial doubts of collectibility have been eliminated, which is generally upon the receipt of payment. Such conditions include the selection of a site location by the franchisee and the subsequent execution of a corresponding lease agreement. The associated rights of customers and the Company's obligations over the period of the relationship are described in detail in the master franchise agreement. Additionally, fees paid are non-refundable for any reason once a site location has been selected.

As of December 31, 2004 and 2003 the Company has recorded, as a reserve against its notes receivable, and corresponding deferred revenue balance, approximately $237,000 as a result of the uncollectibility of such receivables in previous years.

Travel products and services
----------------------------
Commissions earned from the sales of travel products and services are recognized when earned. Revenues earned from all other sales of travel and related products, where the Company is the credit card merchant of record, are recorded when earned at their aggregate retail value. Cancellations have not historically been material.

Advertising and other
---------------------
Advertising, franchise service fees and other revenues are recognized as they become payable. Other revenue consists primarily of travel related income from the operation of the Company's retail travel service and certain earned commissions.

On-line travel income
---------------------
On-line travel income is recognized when earned. Income is recorded on a monthly basis based on the number of websites hosted.



                        See independent auditors' report

                                       (8)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)
-------------------------------

Other on-line income
--------------------
YourTravelBiz.com, Inc., the entity acquired by the Company on December 8, 2004, generates revenue from the selling of on-line travel agencies, and from providing maintenance and training services to the new business owners of such on-line travel agencies. These on-line revenues are generated from new referred travel agency ("RTA") sales and existing RTA membership fees. The initial sign-up fees are recognized within one month of the sign-up for membership. Such fees are assessed for the right to participate in the program; to receive start-up materials; and receive training for the system. Service fee revenue is recognized in the month after the service is provided; site fees are recognized as revenue in the month that the service is provided; RTA fees are recognized 30 days following the provision of the service. A 30-day right-of-return period with respect to the RTA fees is extended to each franchisee, after such time no refund is available; license fees are recognized 30 days following the expiration of the license period. The associated rights of customers and the Company's obligations over the period of the relationship are described in detail in the master franchise agreement.

Commissions
-----------
Commissions and other incentives earned from travel sales are recognized upon receipt and are recorded on a net basis. Commissions earned where the Company acts in the capacity of a wholesaler are recorded at their gross amount. The cost of such revenue is recorded separately as an operating expense.

Concentration of credit risk
----------------------------
The Company is subject to credit risk through its cash, trade receivables, short-term investments and notes payable. Credit risk with respect to cash is minimized, as the Company maintains deposits in accounts insured up to $100,000 by the Federal Deposit Insurance Corporation. Credit risk with respect to trade receivables is minimized due to the nature of its customer base and geographic dispersion of such customers. Short-term investments are placed in a highly-rated mutual bond fund to minimize credit risk.

Financial instruments
---------------------
The Company's financial instruments include cash, trade receivables, and current maturities of notes receivable and payable, for which carrying amounts approximate fair value due to the relatively short maturity of these instruments. The carrying value of the Company's short-term investments approximates fair value based on quoted market prices.

Cash and cash equivalents
-------------------------
Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less when purchased.



                        See independent auditors' report

                                       (9)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, equipment and depreciation
------------------------------------
Property and equipment is stated at cost and is depreciated over the estimated useful lives of the related assets. Depreciation is computed by use of the double-declining method for both reporting and income tax purposes. Expenditures for maintenance and repairs are expensed as incurred, while renewals and improvements that extend the useful life of an asset are capitalized.

Investments in marketable securities
------------------------------------
The Company has adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," which requires certain investments to be classified into the following three categories: held-to-maturity (recorded at amortized cost), available-for-sale (recorded at fair market value), and trading (recorded at fair market value). The Company classifies its marketable equity securities as "available-for-sale" securities, and includes such assets in "short-term investments" in the asset section of the balance sheet. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported as other comprehensive income in the stockholders' equity section of the balance sheet.

Goodwill and other intangible assets
------------------------------------
Goodwill, which is the excess of cost over the fair value of net assets (including identifiable intangibles) acquired in a business acquisition, is stated at historical cost less accumulated amortization. Goodwill had been amortized on a straight-line basis over a five-year period until the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002. Pursuant to this financial accounting standard, amortization of goodwill has been discontinued for financial accounting reporting purposes, but is instead tested for impairment on an annual basis. With respect to recognized intangible assets other than goodwill, such assets with finite useful lives are amortized over their useful lives, while assets with indefinite useful lives are not amortized. All intangible assets are likewise tested for impairment on an annual basis.

Advertising costs
-----------------
Pursuant to the provisions of Statement of Position ("SOP") No. 93-7 issued by the American Institute of Certified Public Accountants, the Company expenses advertising costs as incurred.

Adoption of other accounting pronouncements
-------------------------------------------
In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations". SFAS No. 141 supersedes the accounting and reporting requirements under APB Opinion No. 16, "Business Combinations", by requiring that only the "purchase method" be used to account for business combinations. More specifically, SFAS No. 141 discusses the application of the purchase method as it relates to a business combination effected through an exchange of equity interests. Accordingly, the provisions of SFAS No. 141 have been adopted and employed by the Company in connection with its merger with YourTravelBiz.com, Inc. on December 8, 2004, as described in Note 1.


                        See independent auditors' report


                                      (10)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Adoption of other accounting pronouncements (continued)
-------------------------------------------------------

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" - an Interpretation of ARB No. 51" ("FIN 46"), which addresses consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date, and applies in the first fiscal year or interim period beginning after September 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on the results of operations or financial position of the Company.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts modified or entered into after September 30, 2003, and for hedging relationships designed after September 30, 2003. The Company does not believe that the adoption of SFAS No. 149 will have a material impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires entities to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective beginning with the second quarter of fiscal year 2004; the Company does not believe that the adoption of SFAS No. 150 will have a material impact on its financial statements.

Accounts and notes receivable
-----------------------------
The Company reflects both accounts and notes receivable at their outstanding principal balances as of the balance sheet date, as adjusted by any charge-offs or allowances. In 2004 the Company recorded an allowance against its notes receivable and corresponding deferred revenue balances due from franchisees. During the year ended December 31, 2004, the Company reported an additional $44,543 of notes receivable from new franchisees.






                        See independent auditors' report

                                      (11)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Profit-sharing plan
-------------------
The Company sponsors a profit-sharing plan, which is a defined contribution pension plan, for all eligible employees. All employees who have completed 1,000 hours of service during the plan year may participate. Contributions are accrued and paid out of the Company's current profits at the discretion of the Company's Board of Directors. Employees may make voluntary contributions, subject to statutory limitations. The Company elected not to make any plan contributions for the years ended December 31, 2004 and 2003.

Comprehensive income
--------------------
The Company follows the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components.

Stock-based compensation
------------------------
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) requires that companies with stock-based compensation plans recognize compensation expense based on the "fair value" accounting method, or to apply the "intrinsic value" method provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and to disclose pro forma net income assuming the fair value method had been applied.

The Company has elected to adopt the disclosure-only provisions of SFAS 123 and, accordingly, computes compensation expense for employees as prescribed by APB
25. Under APB 25, compensation cost, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. For stock options granted to non-employees, expense is measured based upon the fair value method prescribed by SFAS 123.

During 2004, the Company issued 900,000 shares of common stock to its CFO as additional compensation to cover the shortfall between the actual salary paid and the compensation amount pursuant to the employment agreement. Such stock compensation covered periods served by the CFO for the Company during the years 2001 to 2004.

Earnings (loss) per share
-------------------------
Basic earnings (loss) per share is based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per common share assumes that outstanding common shares are increased by common shares issuable upon the exercise of stock options and by the conversion of preferred stock where their exercise or conversion would be dilutive. For the years ended December 31, 2004 and 2003, the effects any assumed exercise of stock options on the 2004 and 2003 loss per share would be anti-dilutive and, therefore, are not included in the calculation of the Company's loss per common share for the years ended December 31, 2004 and 2003.


                        See independent auditors' report

                                      (12)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (loss) per share (continued)
-------------------------------------

However, the 4,092,376 shares of the Company's Series B convertible preferred stock that were issued on December 8, 2004 (and subsequently converted into common shares on January 9, 2005) were considered to be common stock equivalents on the date of original issuance. Accordingly, all 4,092,376 shares of the Company's Series B convertible preferred stock have been included in the calculation of the Company's loss per common share for the year ended December 31, 2004.

Capitalized software costs
--------------------------
Pursuant to SOP 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes certain costs incurred during an internal use software development project, including costs related to applications, infrastructure, and graphics development for the Company's websites. Capitalized costs consist of the cost of the software license agreement (Note 3), and certain external direct costs of materials and licensor provided services incurred in developing the software for its specific applications. Capitalized software costs are being amortized over their expected useful life of thirty-six months.

NOTE 3 - SOFTWARE LICENSE AGREEMENT AND DEVELOPMENT COSTS

During 2004, the Company acquired a software license right to conduct its on-line franchise business. The total cost of this software license right was $45,000. The Company has been given the option to make installment payments of $9,000 per year for five years. The cost of this software license will be amortized through its five-year life. During August 2004, the Company acquired a new software right in the amount of $3,612. The cost of this software right will be amortized over its expected useful life of thirty-six months.

NOTE 4 - LONG-TERM DEBT

On January 11, 2002, as a result of the events of September 11, 2001, the Company borrowed $324,500 from the United States Small Business Administration ("SBA") under its disaster relief program. Payments were to have initially commenced in January 2003. However, the SBA extended the commencement date into November 2003. The loan is repayable via a monthly installment of $2,607, including interest at 4% per annum, through October 2017. The loan is personally guaranteed by the Company's chief executive officer and is collateralized by the accounts receivable and property and equipment of the Company. The outstanding loan balance as of December 31, 2004 and 2003 was $302,753 and $321,170, respectively.



                        See independent auditors' report



                                      (13)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 4 - LONG-TERM DEBT (CONTINUED)

Minimum principal payments of long-term debt as of December 31, 2004 are as follows:

        Year ending
       December 31,                          Amount
       ------------                          ------

         2005                             $  19,532
         2006                                20,328
         2007                                21,156
         2008                                22,018
         2009                                22,915
         Thereafter                         196,804
                                            -------

         Total                            $ 302,753
                                            =======



NOTE 5 - SHORT-TERM OBLIGATIONS

The Company assumed the following short-term debt upon the acquisition of its acquired entity on December 8, 2004:

-------------------------------------------------- -----------------------------
6.25% promissory note in connection with vehicle
 purchase.  Interest and principal are payable in
 monthly installments of $1,000 for 12 months,
 due February 28, 2005.                                              $    44,254

-------------------------------------------------- -----------------------------
6.25% promissory note in connection with vehicle
 purchase.  Interest and principal are payable
 in monthly installments of $1,000 for 12 months,
 due March 4, 2005.                                                       58,088
                                                                         -------
-------------------------------------------------- -----------------------------

-------------------------------------------------- -----------------------------
   Total                                                             $   102,342
                                                                         =======
-------------------------------------------------- -----------------------------

Other Short-term Debt
---------------------

During December 2004, the Company ratified an agreement with an investor to raise $100,000 of additional capital stock through a private placement memorandum ("PPM") which took place during February 2005. The investor has paid upfront for this PPM offering. The Company, therefore, incurred a liability due to this investor in the amount of $100,000 as of December 31, 2004. The note will be due upon the completion of PPM and contains no stated interest.

                        See independent auditors' report

                                      (14)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 6 - COMMITMENTS AND CONTINGENCIES

Leases
------
The Company is obligated under an operating office lease, renewed in 2003 and extended until April 30, 2008, to pay minimum annual rentals, currently at $44,000 per year plus real estate taxes and operating cost charges.

In addition, the Company has entered into various operating lease agreements with Wal-Mart Stores, Inc. (Wal-Mart) for eight locations pursuant to a master lease agreement. The Company has also entered into sub-lease agreements with franchisees at many of these Wal-Mart locations. The Company has an option to renew both the leases with Wal-Mart and the subleases with the franchisees for a two-year period and, additionally, for three one-year periods.

Following is a summary of net rental income (expense) for the years ended December 31, 2004 and 2003:


                                               2003         2004
                                               ----         ----
      Sublease rental income               $  160,863   $  222,646
      Less: minimum rental expense            138,565      248,160
                                              -------      -------

         Net rental income (expense)       $   22,298   $  (25,514)
                                             ========     ========


Minimum future rental payments under non-cancelable operating leases (including the Wal-Mart location leases), having remaining terms in excess of one year as of December 31, 2004 are as follows:

        Year ending
       December 31,                      Headquarters         Wal-Mart Locations
       ------------                      ------------         ------------------

         2005                              $ 46,800             $  147,876
         2006                                46,860                147,876
         2007                                46,920                147,876
         2008                                15,600                147,876
                                          ---------              ---------

         Total                            $ 156,180              $ 591,504
                                          =========              =========

The minimum future rental obligation will be reduced by approximately $12,323 of monthly sublease rentals to be received in the future under non-cancelable subleases.

Other Lease
-----------
The Company assumed a lease of its acquiree for copy machines under non-cancelable operating leases expiring in various years through 2006. Future minimum payments under such leases in excess of one year are approximated as follows:

                        See independent auditors' report

                                      (15)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 6 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Other Lease (continued)
-----------------------

             Year ending
            December 31,                                            Amount
            ------------                                            ------

                  2005                                           $   7,914
                  2006                                               7,914
                                                                    ------

                  Total                                          $  15,828
                                                                    ======


Legal Proceedings
-----------------
The Company is involved in legal proceedings incurred in the normal course of business. In the opinion of the Company's legal counsel, there were no proceedings as of December 31, 2004 or 2003 where the results of which would have a material effect on the financial position of the Company if adversely decided.

Employment Agreement
--------------------
During 2000, the Company entered into a five-year employment agreement with its Chief Executive Officer ("CEO"). Pursuant to this agreement, the CEO is paid an annual base salary of $200,000, with an increase of 6% per year, plus a bonus incentive equal to 10% of all initial franchise fees earned by the Company. This agreement was cancelled upon the Company's merger with YTB on December 8, 2004 (see Note 1), at such time a new five-year employment agreement with the CEO was executed. According to the new agreement, the CEO is paid an annual base salary of $240,000, with an increase of 6% per year. In addition, the agreement provides the CEO with certain rights in the event of a change in control of the Company.


Contingencies
-------------
During December 2004, the Company entered into an agreement with an investor to raise an additional $2,000,000 of capital with a condition to subordinate its SBA loan of approximately $300,000 to YTB. Such loan was executed and subordinated on February 7, 2005. The Company is contingently liable under the terms of this agreement for the approximate maximum amount of $278,000 in 2005 if the quoted market price of its stock falls below a specified minimum amount. Such maximum contingent liability would approximate $667,000 per year in years 2006 and beyond, should such stock price fall below the specified minimum.





                        See independent auditors' report

                                      (16)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 7 - STOCK OPTIONS

The number of stock options outstanding as of December 31, 2004 and 2003 was 475,000, with a weighted-average exercise price of $1.08. No options were granted, exercised, forfeited or canceled during the years ended December 31, 2004 or 2003.

A summary of stock options outstanding and exercisable as of December 31, 2004 are as follows:

-------- ------------ --------------- -------------- ------------ --------------
                          Options      Outstanding      Options    Exercisable
-------- ------------ --------------- -------------- ------------ --------------
                         Weighted-      Weighted-                   Weighted-
Exercise    Number        Average        Average       Number        Average
 Price   Outstanding  Remaining Life  Exercise Price Exercisable  Exercise Price
-------- ------------ --------------- -------------- ------------ --------------

-------- ------------ --------------- -------------- ------------ --------------
$1.00     410,000       5 Years         $1.00          351,000      $1.00
-------- ------------ --------------- -------------- ------------ --------------
$2.00      65,000       5 Years         $2.00           45,000      $2.00
-------- ------------ --------------- -------------- ------------ --------------

The fair value of the options granted for the year ended December 31, 2004 was estimated using the Black-Scholes option pricing model based on the following weighted-average assumptions:


Risk free interest rate                                     5.00%
Expected volatility                                       100.00%
Expected remaining lives                                    2
Expected dividend yield                                    -0-


Merger-related items
--------------------
Former members of a limited liability company that was a predecessor to the Company were previously entitled to preferential distributions of $258,000. The Company issued approximately 1,172,000 shares of its common stock in April 2003 in payment of these preferential distributions.


NOTE 8 - INCOME TAXES

As a result of the Company's operating losses in 2004 and 2003, and loss carryforwards available in 2004, there is no provision for current income taxes. In addition, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce any deferred tax assets to their net realizable amounts if, based on the weight of evidence, it is more likely than not that all or some portion of such deferred tax assets will not be realized. As of December 31, 2004 and 2003, the Company is uncertain if it will realize any future tax benefit of its deferred tax assets. Accordingly, a full valuation allowance has been established as a reserve against the Company's deferred tax assets and, therefore, no deferred income tax credits have been recognized in the statements of operations for the years ended December 31, 2004 and 2003.


                        See independent auditors' report

                                      (17)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 9 - RELATED PARTY TRANSACTIONS

During the years ended December 31, 2004 and 2003, the Company incurred consulting fee expenses for services provided by an entity owned by the Company's chief executive officer, a significant shareholder of the Company. These fees totaled approximately $23,000 and $60,000 for the year ended December 31, 2004 and 2003. Under a new employment agreement reached in December 2004, such consulting fees have been eliminated.


NOTE 10 - SEGMENT INFORMATION

The Company operates in the following three business segments: providing and selling management services within the travel industry, including franchising activities; developing and commercializing internet-based technology programs; and on-line travel store services.

Summarized financial information concerning the Company's reportable segments is shown in the following tables. The "other" column includes corporate items not specifically allocated to the segments.

---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------

                                Franchise and       Internet-Based
        Year Ended             Travel- Related        Technology       On-line Travel
     December 31, 2004            Management           Programs        Store Services        Other            Total
                                   Services
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
External and inter-
  segment revenue            $   2,870,924         $   479,439        $    507,508      $    57,140       $   3,915,011
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Segment profit (loss)        $    (585,070)        $  (100,556)       $    469,509      $   (32,413)      $    (248,530)
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Total assets                 $  15,503,615         $   676,425        $  1,081,952      $    73,121       $  17,335,113
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Capital expenditures                 -                    -           $     35,947              -          $     35,947
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Depreciation and
  amortization                       -                    -           $    (38,714)     $    (5,788)      $     (44,502)
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Investment income                    -                    -                  -          $    38,096       $      38,096
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------

                                Franchise and       Internet-Based
        Year Ended             Travel- Related        Technology       On-line Travel
     December 31, 2003            Management           Programs        Store Services        Other            Total
                                   Services
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
External and inter-
  segment revenue            $  2,031,755          $        -         $ 282,471         $    85,862       $   2,400,088
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Segment profit (loss)        $   (230,262)         $  (1,125,167)     $ 247,946         $      -          $  (1,107,483)
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Total assets                 $    963,311          $        -         $ 127,469         $   794,853       $   1,885,633
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Capital expenditures                  -                     -         $ 297,827         -                 $     297,827
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Depreciation, amortization
  and impairment of capi-
  talized software costs              -            $  (1,125,167)        (34,526)          -                 (1,159,693)
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------
Investment income                     -                      -               -          $    18,825       $      18,825
---------------------------- --------------------- ------------------ ----------------- ----------------- ---------------


                        See independent auditors' report

                                      (18)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 11 - BUSINESS COMBINATION

As described more fully in Note 1, a business combination structured as a statutory merger took place between the Company and YourTravelBiz.com, Inc. ("YTB") on December 8, 2004. This merger was accounted for by the Company under the "purchase method", as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. In exchange for all of the outstanding common stock of YTB, the Company issued common stock (valued at $9,838,493) and Series B convertible preferred stock (valued at $5,418,952), or a total value of $15,257,445, to the stockholders of YTB. The total cost of this acquisition was allocated based upon the estimated fair values of the identifiable assets acquired and the fair values of the liabilities assumed at the date of acquisition. The recorded cost of the acquisition was based mainly on the number of sales representatives on hand at the time of contract negotiations during August 2004; financial projections of YTB, prepared and provided by YTB management; and on the estimated value of the Company's software development regarding two franchise systems, in addition to other intangible assets.

The total cost of this acquisition exceeded the fair value of the net assets acquired and liabilities assumed by $956,167, which was recorded as "goodwill". In accordance with SFAS No. 142, goodwill resulting from this acquisition has been recognized, but will not be amortized. This value representing goodwill will instead be tested for impairment on an annual basis.

Following is a summary of the  allocated  cost of the Company's  acquisition  of
YTB:


                                                       Asset
                                                    (Liability)
                                                    -----------
            Property and equipment                $     73,121
            Computer software                            9,097
            Intangible assets                       14,979,951
            Goodwill                                   956,167
            Short-term debt                           (102,342)
            Accounts payable and accrued expenses     (658,549)
                                                  ------------

                    Net assets acquired           $ 15,257,445
                                                    ==========

Management's primary reasons for acquiring YTB include the long-lasting business relationship between the two companies, with YTB being the primary customer of the Company. In addition, it was, and continues to be, management's belief that there is a larger growth-potential for YTB, a referral-marketing company, by combining the two companies via a merger.

The  estimated  fair  value  of  the   identifiable   assets  acquired   totaled
$15,062,169. Goodwill was recognized in the amount of $956,167. Of the $14,979,951 of identifiable intangible assets acquired, $956,167 was assigned to trade names; $478,083 to internet domain names; $11,155,283 to sales representative agreements; and $2,390,418 to customer lists. None of these acquired intangible assets are subject to amortization, but they will be tested for impairment on an annual basis.

                        See independent auditors' report

                                      (19)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 11 - BUSINESS COMBINATION (CONTINUED)

The $956,167 of goodwill was assigned to the Company's business segments as follows: $711,554 to Franchise and Travel-Related Management Services; $118,828 to Internet-Based Technology Programs; and $125,785 to On-line Travel Store Services.

The basis and method for determining the total acquisition cost of $15,257,445 included the following factors:

o    YTB's customer-base and related revenue stream.
o    YTB's operating system.
o    The  number  of  representatives  on  YTB's  sales  force  and  related
     "rep" agreements.
o The estimated value of YTB, based primarily on the above-listed factors, in comparison to the market value of the Company.

The cost of goodwill and all identifiable intangible assets acquired to be amortized and deducted for tax purposes for the year ended December 31, 2004 is expected to be $88,534, which is based on current tax law that mandates use of the straight-line method over a period of 15 years for such assets. Annual tax amortization is expected to be $1,062,408 each year thereafter, until each asset is fully amortized.

SFAS No. 141 requires the identification of the acquiring entity in a business combination. In this transaction effected through the exchange of equity interests, the Company (i.e., Rezconnect Technologies, Inc.) has been identified as the acquiring entity. Following are among the most pertinent facts and circumstances considered in the identification of the Company as the "acquiring entity" which, moreover, provides the rationale for the position taken that this transaction does not constitute a "reverse acquisition" as addressed in SFAS No. 141:

o Day-to-day control continues to reside in the Company with its Chief Executive Officer ("CEO").
o The Company's asset value constitutes more than 50% of the resulting total assets of the combined entity.
o The CEO of the Company has convened and conducted each meeting of The Board of Directors that has occurred both before and after the merger.
o The CEO of the Company continues to often be the sole signatory on filings with the Securities and Exchange Commission (SEC) and other documents.
o    The CEO of the Company initiated and structured the merger with YTB.
o Most funding and structuring initiatives continue to reside with the Company's CEO.
o    The Company has provided funding to YTB prior to the merger.
o The SEC reporting address and day-to-day operations emanate from the Company's New Jersey headquarters.



                        See independent auditors' report

                                      (20)

                          REZCONNECT TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 12 - ACTIVITY OF ENTITY ACQUIRED IN BUSINESS COMBINATION

Included in the accounts of the Company for the year ended December 31, 2004 is the income and expense activity of YourTravelBiz.com, Inc. ("YTB"), the entity acquired via the statutory merger described in Note 1, from the date of acquisition (December 8, 2004) to December 31, 2004. Following is a summary of such activity:

   Total revenue                                                   $    504,198
   Total operating expenses (except depreciation and amortization)     (550,185)
   Total other income and expenses (net)                                 (3,039)
                                                                    -----------

     Net loss of YTB included in the accounts of the Company       $    (49,026)
                                                                    ===========

NOTE 13 - PRIOR PERIOD ADJUSTMENT

Reclassification   adjustments,   reflected  in  the  statement  of  changes  in
stockholders' equity, have been made to the following beginning equity account balances at January 1, 2004:

   Increase in value of common stock issued                        $        418
   Increase in amount of additional paid-in capital                     134,522
   Further decrease in accumulated deficit balance                     (134,940)
                                                                   -------------

     Net equity effect                                            $      -0-
                                                                   =============
NOTE 14 - SUBSEQUENT EVENTS

As more fully described in Note 1, subsequent to the December 8, 2004 merger between the Company and YourTravelBiz.com, Inc., the assets of this combined entity were assigned to three newly-formed, wholly-owned subsidiary corporations on January 4, 2005. Further, on January 4, 2005, the Company re-incorporated in the State of Delaware by means of a downstream merger with YTB International, Inc. Concurrent with this re-incorporation, the Company changed its name from Rezconnect Technologies, Inc. to YTB International, Inc. and increased the number of its authorized common shares to 50,000,000 on that same date. As a consequence of this Delaware merger and associated re-incorporation, YTB
International, Inc. became the successor to the Company and its three subsidiaries on January 4, 2005. (See Note 1).

Also during January 2005, a total of $2,000,000 was received from a prospective investor. This amount was initially deposited into an escrow fund on behalf of YTB International, Inc. (YTBL), pursuant to a funds escrow agreement by and between the YTBL investor, the prospective investor, and the fund's escrow agent. The funds were subsequently released to the Company also during January 2005.

As  described  in Note 1, each share of the  4,092,376  shares of the  Company's
Series B convertible preferred stock was converted into one share of common stock as of January 9, 2005.

                        See independent auditors' report

                                      (21)

                         REZCONNECT TECHNOLOGIES, INC.
                           SUPPLEMENTARY INFORMATION
                SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                  2004         2003
                                              ----------   ----------

  General and administrative salaries .....   $  651,464   $  420,146
  Payroll taxes ...........................       53,706       31,633
  Auto expense ............................       22,350         --
  Bad debts ...............................        4,018       19,154
  Bank fees and service charges ...........        6,692        2,120
  Consultant fees .........................       13,865       88,259
  Credit card fees ........................       11,719         --
  Dues and subscriptions ..................       57,434       23,646
  Employee benefits .......................        6,255         --
  Equipment lease .........................        6,261         --
  Miscellaneous ...........................        4,373        2,022
  Office rent .............................       47,138       43,792
  Travel and entertainment ................      113,075       76,471
  Office supplies and expenses ............       32,887       24,525
  Printing ................................        9,756       15,838
  Postage and delivery ....................       33,821       12,118
  Insurance ...............................       67,240       32,676
  Professional fees .......................       67,853       63,633
  Training and recruitment ................        5,056       10,000
  Telephone ...............................       22,943       18,043
                                              ----------   ----------

  TOTAL GENERAL AND ADMINISTRATIVE EXPENSES   $1,237,906   $  884,076
                                              ==========   ==========







                                      (22)

                          REZCONNECT TECHNOLOGIES, INC.

                         PRO FORMA FINANCIAL INFORMATION

                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                   (UNAUDITED)

                          REZCONNECT TECHNOLOGIES, INC.
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)

INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On December 8, 2004, Rezconnect Technologies, Inc. (the "Company") acquired 100% of the outstanding common shares from the stockholders of YourTravelBiz.com, Inc. ("YTB") in a business combination structured as a statutory merger. This acquisition was effected through an exchange of equity interests at a recorded cost of $15,257,445 to the Company. Rezconnect Technologies, Inc. was identified as the acquiring entity. The Company exchanged 7,430,000 shares of its common stock and 4,092,376 shares of its Series B convertible preferred stock for all of the outstanding common stock of YTB.

The following unaudited pro forma consolidated statements of operations for the years ended December 31, 2004 and 2003 give effect to the Company's acquisition of YTB and reflects the results of YTB's operations as if the acquisition had occurred and been completed as of January 1, 2004 and 2003, respectively.

The acquisition of YTB was accounted for by the Company under the "purchase method", as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. The total cost of this acquisition exceeded the fair value of the identifiable net assets acquired and liabilities assumed by $956,167, which was recorded as "goodwill". In accordance with SFAS No. 142, goodwill resulting from this acquisition has been recognized as an asset, but will not be amortized for financial reporting purposes. Instead, the recorded value of goodwill will be tested for impairment on an annual basis. Of the $14,979,951 of identifiable intangible assets acquired, $956,167 was assigned to trade names; $478,083 to internet domain names; $11,155,283 to sales representative agreements; and $2,390,418 to customer lists. None of these acquired intangible assets is subject to amortization, but each will be tested annually for impairment.

Following is a summary of the  allocated  cost of the Company's  acquisition  of
YTB:

                                                       Asset
                                                    (Liability)
                                                    -----------
            Property and equipment                $     73,121
            Computer software                            9,097
            Intangible assets                       14,979,951
            Goodwill                                   956,167
            Short-term debt                           (102,342)
            Accounts payable and accrued expenses     (658,549)
                                                  ------------

                    Net assets acquired           $ 15,257,445
                                                  ============

The unaudited pro forma consolidated statement of operations for the years ended December 31, 2004 and 2003 do not represent the results of operations of the Company for any future date or period. Actual future results could be materially different from these pro forma results. These unaudited pro forma financial statements should be read in conjunction with the audited financial statements of the Company and management's related discussion and analysis of financial condition and results of operations included in Form 10-K for the year ended December 31, 2004.

                   See notes to pro forma financial statements

                                      (23)

                         REZCONNECT TECHNOLOGIES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2004
                                  (UNAUDITED)


                                                              Rezconnect
                                                            Technologies,     YourTravel-          Pro forma       Pro forma
                                                                Inc.          Biz.com, Inc .      Adjustments     Consolidated
                                                          --------------     ---------------   ---------------  --------------

REVENUE
     Franchise fees                                     $        97,506    $              -    $            -    $      97,506
     Franchise service and other fees                           716,801                   -                 -          716,801
     Travel products and services                             2,056,617                   -                 -        2,056,617
     On-line travel income                                      507,508                   -          (244,000)(e)      263,508
     Advertising and other                                        2,571                   -                 -            2,571
     New RTA sales                                              231,347           3,296,701                 -        3,528,048
     Monthly membership and maintenance fees                    248,092           3,535,302                 -        3,783,394
     Printing and administrative service fees                    54,569             777,614                 -          832,183
                                                          --------------     ---------------     -------------     ------------
GROSS REVENUE                                                 3,915,011           7,609,617          (244,000)      11,280,628

     Less: returns and allowances                                29,810             424,795                 -          454,605
                                                          --------------     ---------------     -------------     ------------

NET REVENUE                                                   3,885,201           7,184,822          (244,000)      10,826,023

OPERATING EXPENSES
     Commissions                                              1,669,723           4,984,429                 -        6,654,152
     Cost of travel services and products                       930,519                   -                 -          930,519
     Depreciation and amortization                               44,502              92,660           (75,637)(a)       61,525
     Franchise services and products                            153,035                   -                 -          153,035
     Marketing and selling                                      103,418                   -                 -          103,418
     General and administrative                               1,237,906           2,756,542          (244,000)(e)    3,750,448
                                                          --------------     ---------------     -------------     ------------
TOTAL OPERATING EXPENSES                                      4,139,103           7,833,631          (319,637)      11,653,097
                                                          --------------     ---------------     -------------     ------------

LOSS FROM OPERATIONS                                           (253,902)           (648,809)           75,637         (827,074)

OTHER INCOME (EXPENSES)
     Loss from sales of short-term investments                   (8,458)                  -                 -           (8,458)
     Interest and dividend income                                38,096               7,261                 -           45,357
     Interest expense                                           (22,596)            (50,562)                -          (73,158)
                                                          --------------     ---------------     -------------     ------------
TOTAL OTHER INCOME (EXPENSES)                                     7,042             (43,301)                -          (36,259)
                                                          --------------     ---------------     -------------     ------------

LOSS BEFORE INCOME TAXES                                       (246,860)           (692,110)           75,637         (863,333)

INCOME TAXES                                                      1,670                   -                 -            1,670
                                                          --------------     ---------------     -------------     ------------

NET LOSS                                                $      (248,530)   $       (692,110)   $       75,637    $    (865,003)
                                                          ==============     ===============     =============     ============


NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                                                                       $    (865,003)
                                                                                                                   ============

LOSS PER SHARE:
     WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING                                                                     22,634,652
                                                                                                                   ============

     BASIC AND DILUTED LOSS PER SHARE                                                                              $     (0.04)
                                                                                                                   ============

           See notes to pro forma consolidated financial statements.


                                      (24)

                         REZCONNECT TECHNOLOGIES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003
                                  (UNAUDITED)



                                                              Rezconnect
                                                             Technologies,    YourTravel-          Pro forma       Pro forma
                                                                Inc.          Biz.com, Inc .      Adjustments     Consolidated
                                                          --------------     ---------------  ----------------  --------------
REVENUE
     Franchise fees                                      $       115,280    $              -    $           -    $     115,280
     Franchise service and other fees                            569,545                   -                -          569,545
     Travel products and services                              1,346,930                   -                -        1,346,930
     On-line travel income                                       282,471                   -         (122,000)(e)      160,471
     Advertising and other                                        85,862                   -                -           85,862
     New RTA sales                                                     -           1,266,470                -        1,266,470
     Monthly membership and maintenance fees                           -           1,797,478                -        1,797,478
     Printing and administrative service fees                          -             133,216                -          133,216
                                                          --------------      --------------     ------------      -----------
GROSS REVENUE                                                  2,400,088           3,197,164         (122,000)       5,475,252

     Less: returns and allowances                                      -             151,094                -          151,094
                                                          --------------      --------------     ------------      -----------

NET REVENUE                                                    2,400,088           3,046,070         (122,000)       5,324,158

OPERATING EXPENSES
     Commissions                                                 906,235           1,477,333                -        2,383,568
     Cost of travel services and products                        526,141                   -                -          526,141
     Depreciation and amortization                               376,486              98,753          (81,730)(a)      393,509
     Marketing and selling                                        31,535              27,549                -           59,084
     General and administrative                                  884,076           1,610,328         (122,000)(e)    2,372,404
     Impairment of capitalized software costs                    783,207                   -                -          783,207
                                                          --------------      --------------     ------------      -----------
TOTAL OPERATING EXPENSES                                       3,507,680           3,213,963         (203,730)       6,517,913
                                                          --------------      --------------     ------------      -----------

LOSS FROM OPERATIONS                                          (1,107,592)           (167,893)          81,730       (1,193,755)

OTHER INCOME (EXPENSES)
     Loss from sales of short-term investments                   (14,113)                  -                -          (14,113)
     Interest and dividend income                                 18,225               6,672                -           24,897
     Interest expense                                             (1,885)           (196,692)               -         (198,577)
                                                          --------------      --------------     ------------      -----------
TOTAL OTHER INCOME (EXPENSES)                                      2,227            (190,020)               -         (187,793)
                                                          --------------      --------------     ------------      -----------

LOSS BEFORE INCOME TAXES                                      (1,105,365)           (357,913)          81,730       (1,381,548)

INCOME TAX (BENEFIT)
     Current                                                       2,118                   -                -            2,118
     Deferred                                                          -            (137,005)               -         (137,005)
                                                          --------------      --------------     ------------      -----------
TOTAL INCOME TAX (BENEFIT)                                         2,118            (137,005)               -         (134,887)
                                                          --------------      --------------     ------------      -----------

NET LOSS                                                 $    (1,107,483)   $       (220,908)   $      81,730    $  (1,246,661)
                                                           ==============     ==============     ============      ===========


NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                                                                       $  (1,246,661)
                                                                                                                   ===========

LOSS PER SHARE:
     WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING                                                                     22,101,959
                                                                                                                   ===========

     BASIC AND DILUTED LOSS PER SHARE                                                                            $       (0.06)
                                                                                                                   ===========

           See notes to pro forma consolidated financial statements.


                                      (25)

                          REZCONNECT TECHNOLOGIES, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)

The accounts of YourTravelBiz.com, Inc. ("YTB") include its income and expense activity for the pre-merger period January 1, 2003 through December 7, 2004. The activity of YTB from the date of acquisition (December 8, 2004) through December 31, 2004 is included in the 2004 pro forma results of operations of Rezconnect Technologies, Inc.

1. The following pro forma adjustments summarize the adjustments made to the pro forma statements of operations for the years ended December 31, 2004 and 2003:

(a) The 2004 and 2003 depreciation and amortization adjustments reflect these expenses as if the acquisition of property and equipment had occurred and been completed as of January 1, 2004 and 2003, respectively. Depreciation and amortization are computed via the straight-line method over the following estimated useful lives of the related assets:

         Vehicles                                                5 years
         Equipment                                               5 to 7 years
         Furniture and fixtures                                  7 years
         Computer software                                       3 years

     Allocation of the purchase price of the property and equipment acquired is as follows:

                                            Allocated               Allocated
         Asset                              Percentage               Amount
         -----                              ----------               ------

         Vehicles                               59%                $   48,508
         Equipment                              20%                    16,444
         Furniture and fixtures                 10%                     8,222
         Computer software                      11%                     9,044
                                               ---                 ----------

              Total                            100%                $   82,218
                                               ====                ==========

     Charges to 2004 and 2003 depreciation and amortization  expense as if the  acquisition  of  YourTravelBiz.com,  Inc. had occurred and been completed as of January 1, 2004 and 2003, respectively are as follows:
                                            Estimated              Depreciation/
                                            Useful Life            Amortization
         Asset                               (years)                  Expense
         -----                               -------                  -------

         Vehicles                               5                  $      9,702
         Equipment                           5 to 7                       3,131
         Furniture and fixtures                 7                         1,175
         Computer software                      3                         3,015
                                                                   ------------

                Total                                              $     17,023
                                                                   ============

                   See notes to pro forma financial statements

                                      (26)

                          REZCONNECT TECHNOLOGIES, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)



     (a) Depreciation and amortization adjustments (continued)
         -----------------------------------------------------

                                                                                     2004             2003
                                                                                     ----             ----
         Depreciation and amortization expense as if the acquisition of YourTravelBiz.com, Inc. had occurred and been completed
          as of January 1 (as calculated on the preceding page)                   $  17,023       $   17,023

         Amount recorded by YourTravelBiz.com, Inc.                                  92,660           98,753
                                                                                   ---------        ---------

                       Total depreciation and amortization adjustments             $(75,637)       $ (81,730)
                                                                                   =========        =========

         The negative depreciation and amortization adjustment calculated above occurred as the result of pre-merger accelerated depreciation methods used by YourTravelBiz.com, Inc. The pro forma depreciation and amortization is calculated by use of the straight-line method for all assets acquired.


     (b) Revenue adjustments
         -------------------

         Following   is   a   composition   of   the   total   revenue   of
         YourTravelBiz.com, Inc. for the period December 8, 2004 to December 31, 2004 that is included in the 2004 pro forma results of operations of Rezconnect Technologies, Inc.:

              New RTA sales                                        $    231,347
              Monthly membership and maintenance fees                   248,092
              Printing and administrative service fees                   54,569
                                                                   -------------
                                                                        534,008
              Less: returns and allowances                              (29,810)
                                                                   -------------

                   Total revenue adjustments - 2004                $     504,198
                                                                   =============


(c) Operating expense adjustments
    -----------------------------

         Following represents operating expenses (other than depreciation and amortization) of YourTravelBiz.com, Inc. for the period December 8, 2004 to December 31, 2004 that are included in the 2004 pro forma results of operations of Rezconnect Technologies, Inc.:

              Commissions                                          $    349,784
              General and administrative                                193,898
                                                                   -------------

                  Total other operating expense adjustments        $    543,682
                                                                   =============


                   See notes to pro forma financial statements

                                      (27)

                          REZCONNECT TECHNOLOGIES, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)


(d) Other income and expense adjustments
    ------------------------------------

   The following represents other (non-operational) items of income and expense of YourTravelBiz.com, Inc. for the period December 8, 2004 to December 31, 2004 that are included in the 2004 pro forma results of operations of Rezconnect Technologies, Inc.:

                 Investment income                                 $         509
                 Interest expense                                        (3,548)
                                                                   -------------
                   Total other income and expense adjustments      $     (3,039)
                                                                   =============

(e) Eliminating adjustments
    -----------------------

   On-line travel income of Rezconnect Technologies, Inc., and the corresponding administrative expense of YourTravelBiz.com, Inc., has been eliminated in pro forma consolidation to adjust for the income earned and the related expense incurred between the two entities. This amount totaled $244,000 and $122,000 in 2004 and 2003, respectively. A service contract exists between the two entities whereby the Company provides travel website hosting to YTB, at a fee of $5.00 per website per month.

2. Recurring expenses
   ------------------

   Commission expenses are incurred and paid monthly to sales representatives based on a pre-determined formula based on a percentage of sales.

   The  Company  assumed  a lease  of its  acquiree  for copy  machines  under
   non-cancelable   operating  leases  expiring  in  various  periods  through
   December 31, 2006. The lease payments are approximately $659.50 per month.

3. Income taxes
   ------------

   As a result of the Company's and the acquiree's year 2004 and 2003 operating losses and loss carryforwards available in 2004 and 2003, there is no provision for current income taxes. In addition, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce any deferred tax assets to their net realizable amounts if, based on the weight of evidence, it is more likely than not that all or some portion of such deferred tax assets will not be realized. As of December 31, 2004 and 2003, the Company is uncertain if it will realize any future tax benefit of its deferred tax assets. Accordingly, a full valuation allowance has been established as a reserve against the Company's deferred tax assets and, therefore, no deferred income tax credits have been recognized in the Company's pro forma statements of operations for the years ended December 31, 2004 and 2003.

                   See notes to pro forma financial statements

                                      (28)

                          REZCONNECT TECHNOLOGIES, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)




4. Earnings (loss) per share
   -------------------------

   Basic earnings (loss) per share is based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per common share assumes that outstanding common shares are increased by common shares issuable upon the exercise of stock options and by the conversion of preferred stock where their exercise or conversion would be dilutive. For the years ended December 31, 2004 and 2003, the effects any assumed exercise of stock options on the 2004 and 2003 loss per share would be anti-dilutive and, therefore, are not included in the calculation of the Company's loss per common share for the years ended December 31, 2004 and 2003.

   However, the 4,092,376 shares of the Company's Series B convertible preferred stock that were issued on December 8, 2004 (and subsequently converted into common shares on January 9, 2005) are considered to be common stock equivalents. Accordingly, all 4,092,376 shares of the
   Company's Series B convertible preferred stock are included in the calculation of the Company's pro forma weighted-average number of common shares outstanding as of January 1, 2004 and 2003, and also in the calculation of the pro forma loss per common share for the years ended December 31, 2004 and 2003. As such, the pro forma weighted-average number of common shares used in the calculation of the 2004 and 2003 pro forma loss per common share is 22,634,652 and 22,101,959, respectively.


















                   See notes to pro forma financial statements


                                      (29)




  No dealer,  salesperson or other individual has been authorized
  to give  any  information  or to make any  representations  not                        Selling Shareholders May
  contained in this  Prospectus in connection  with the Secondary                    Be Selling Up to 3,000,000 Shares
  Offering  covered by this  Prospectus.  If given or made,  such                             Of Common Stock
  information  or  representation  must  not be  relied  upon  as having been  authorized by the Company.  This  Prospectus  does not  constitute  as an offer to sell, or a  solicitation  of an offer to buy, the common stock in any  jurisdiction  where,  or to any  person to whom,  it is  unlawful  to make such offer or solicitation.  Neither the delivery of this  Prospectus nor any sale made hereunder shall, under any  circumstances,  create an implication  that  there  has not been any  change in the facts set forth in this  Prospectus  or in the affairs of the Company since the date hereof.



                                                                                          YTB INTERNATIONAL, INC.

                                                                                                PROSPECTUS
                         TABLE OF CONTENTS


    Descriptive Title                            Page

    Prospectus Summary.............................__
    Executive Summary..............................__                                        May ____, 2005
    Selling
    Shareholde.....................................__
    Plan of Distribution...........................__
    Risk
    Factors........................................__
    Certain Relationships and Related Transactions.__
    Fiduciary Responsibility of Management.........__
     The Business..................................__
    Management.....................................__
    Capitalization.................................__
    Dilution.......................................__
     Dividends and Distributions...................__
    Description of Securities......................__
    Legal Matters..................................__
    Where You Can Find More Information............__
    Incorporation by Reference.....................__




                                                                     Until June ___,   2005 (25    days after the date hereof),
                                                                     all dealers effecting transactions in the registered
                                                                     securities, whether  or not participating in this distribution, may be required to deliver a current copy of this Prospectus
                                                                     This delivery requirement is in addition to the obligation of dealers to deliver a  Prospectus when acting as
                                                                     underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 24.      Indemnification of Directors and Officers

          Reference is made to "Fiduciary Responsibility of Registrant's Management" and "Description of Capital Stock" contained in the Prospectus relating to the indemnification of Registrant's officers, directors, stockholders, employees and affiliates. The Registrant is prohibited from indemnifying its affiliates for liabilities resulting from violations or alleged violations of the Securities Act of 1933 or any state securities laws in connection with the issuance or sale of the shares of common stock, except in the case of successful defense of an action in which such violations are alleged, and then only if a court approves such indemnification after being appraised of relevant regulatory positions on indemnification.

          Specifically, each director or officer of Registrant will be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he is involved by reason of the fact that he is or was a director or officer of Registrant; such indemnification, of course, is conditioned upon such officer or director having acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If, however, any threatened, pending or completed action, suit or proceeding is by or in the right of Registrant, the director or officer shall not be indemnified in respect to any claim, issue or matter as to which he is adjudged to be liable to us unless a court determines otherwise.

          Moreover, the Delaware Certificate of Incorporation of Registrant provides that no director of Registrant shall be personally liable to us or any of our shareholders for monetary damages for any breach of fiduciary duty as a director, except with respect to: (i) any breach of the director's duty of loyalty to us or its shareholders; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law;
(iii) violation of the Uniform Securities Act; or (iv) for any transaction from which the director derived an improper personal benefit. In addition, such Certificate of Incorporation authorizes us to indemnify any person to the fullest extent permitted by the Delaware General Corporation Law.

Item 25.      Other Expenses of Issuance and Distribution. *

          The following table sets forth an itemized statement of all cash expenses in connection with the issuance and distribution of the securities being registered:


SEC registration fee                                               $   473.15
Blue sky fees and expenses*                                               -0-
Printing and related costs*                                            750.00
Legal fees*                                                         17,500.00
Accounting fees and expenses*                                             -0-
Transfer Agent's fees                                                     -0-
Miscellaneous*                                                       1,276.85
TOTAL                                                              $20,000.00**

*  Estimated.
** Expenses will be the same irrespective of the number of shares actually sold by selling shareholders.

Item 26.  Recent Sales of Unregistered Securities

         There has been an established trading market for the Registrant's common stock since September 29, 1999. While changing over time, Registrant's trading symbol is now YTBL. The last reported sale price for Registrant's common stock on March 30, 2005 was $1.65. As of March 31, 2005, Registrant had approximately 486 shareholders of record owning, on a fully diluted basis, its 26,132,376 out-standing shares of common stock.

         On December 8, 2004, Registrant closed on its Merger and Stock Exchange Agreement dated September 17, 2004 (the "Merger Agreement" and the associated "Merger") by and among REZconnect Technologies, Inc. (the Registrant prior to the recapitalization herein described, YourTravelBiz.com, Inc., a privately held Illinois corporation ("YTB"), and all of the stockholders of YTB. As amended November 19, 2004, the stockholders of YTB received in the Merger, in exchange for 100% of YTB's capital stock, 11,522,376 newly issued shares of Registrant's

                                       SB-2-1
capital stock (the "Merger Stock"). The Merger Stock consisted of 7,430,000 shares of common stock of the Company and 4,092,376 shares of Series B Convertible Preferred Stock of the Company ("Series B Stock"). Each share of Series B Stock was convertible into one share of Common Stock, subject to adjustment, and has voting rights on an as converted basis. The issuance of the Merger Stock to the 18 YTB shareholders was not registered as the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. In turn, the subsequent issuance of the shares in the reincorporated and renamed YTB International, Inc. was an exchange with its existing shareholders effected as of January 8, 2005 pursuant to Section 3(a)(9) of the Securities Act of 1933.

         On January 26, 2005, the Registrant authorized the sale to Laurus Master Fund, Ltd. ("Laurus") of a Secured Convertible Term Note in the principal amount of two million dollars ($2,000,000), which is convertible into the Registrant's common stock at an initial fixed conversion price of $0.80 per share (the "Term Note"). Laurus also acquired a Common Stock Purchase Warrant for the purchase of up to 800,000 shares of Common Stock, exercisable until January 26, 2012 at a price of $1.25 per share on the first 400,000 shares and $1.58 on the 400,000 share balance (the "Warrant"). The Term Note matures on January 26, 2008 and is secured by a first priority lien on all collateral of the Registrant and its wholly-owned subsidiaries, including inventory, accounts receivable, raw materials and all of its ownership interests in REZconnect Technologies, Inc., YourTravelBiz.com, Inc. and YTB Travel Network, Inc., Registrant's wholly-owned subsidiaries. The Term Note is also guaranteed by each of the Registrant's wholly-owned subsidiaries. The Term Note accrues interest at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus three percent (3%), but shall in no event be less than eight percent (8%) per annum. The Registrant also granted Laurus the right, on or prior to October 26, 2005 (270 days following the closing) to issue an additional note in the aggregate principal amount of $1,000,000 on the same terms and conditions (including the same interest rate and fixed conversion price of $1.25). Finally , the Registrant has granted Laurus registration rights with respect to all shares of Common Stock underlying the Term Note and Warrant. Closing and funding occurred on January 26, 2005. No underwriter was employed in connection with the offer and sale of the shares. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder. 500,000 shares of common stock (paid as a finder's fees associated with the Laurus funding described above) was also exempt from registration pursuant to
Section 4(2) of the Act.

         On February 8, 2005, Registrant commenced an offering of Units comprised of 12,500 shares of its common stock (@ $1.20 per share) and a warrant to purchase 12,500 shares of its common stock at an aggregate price of $15,000 per Unit. The minimum offering is $300,000 and the maximum offering is $960,000. The warrants attached to this Unit offering are exercisable for five years from the date of issuance at an exercise price of $1.75 per share of underlying common stock. No underwriter is being employed in connection with the offer and sale of the shares. Registrant is claiming the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.

         During the preceding twelve months, in the regulator course of business, Registrant has issued and sold (at varying prices tied to the average and bid prices over the period of the services) 258,726 shares of common stock to three service providers for services rendered (117,500 shares), seven employees in lieu of reduced salaries (21,179 shares) and two master franchisors (120,047 shares). No underwriter was employed in connection with the offer and sale of the shares. Registrant claimed the exemption from registration in connection with such private placement offering provided under Section 4(2) of the Act and Rule 505 of Regulation D thereunder.


Item 27.      Index to Exhibits

(a)(1)   Financial Statements - Incorporated By Reference in the Prospectus:

         Consolidated Balance Sheet as of December 31, 2004 and 2003.

         Consolidated Statements of Operations for the twelve months ended December 31, 2004 and 2003.

         Consolidated Statement of Cash Flows for the twelve months ended December 31, 2004 and 2003.

         Notes to Financial Statements.

(a)(2) Included Separately from Prospectus: Consent of Independent Public Accountants. (See Exhibit 23..2 below.)

                                       SB-2-2

(b) Exhibits:

     *    3.1     Certificate of Incorporation of Registrant.
     *    3.2     Bylaws of Registrant.
     *    3.3     Form of Stock Certificate.
          5.1     Opinion of  Counsel as to the legality of the Shares.
     *   10.1     Employment Agreement between Registrant and Its Executive
                  Officers.
         23.1     Consent of  Counsel (Carl N. Duncan, Esq.).
         23.2     Consent of Auditors (Dischino & Co., CPAs, P.C.).

  * Incorporated by reference into prior filings made pursuant to the Securities and Exchange Act of 1934

Item 28. Undertakings

A.       Certificates:  Inapplicable

B.       Rule 415 Offering
         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933 (the "1933 Act"); (ii) reflect in the Prospectus any facts or events which, together, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the 1933 Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that re- main unsold at the end of the offering.

C.       Request for Acceleration of Effective Date

         The Registrant may elect to request acceleration of the effective date of the Registration Statement under Rule 461 of the 1933 Act.


D.       Indemnification

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Regis- trant has been advised that, in the opinion of the Securities and Exchange Commission, such indemni- fication is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

E. Rule 430A

         The undersigned Registrant will, for determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a Prospectus filed by the Registrant under Rule 424(b)
(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.


                                       SB-2-3

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 (via Amendment No. 1 thereto  has duly  caused  this  Amendment  No.1 to the Form  SB-2
Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on the 12th day of April, 2005.

                                       YTB INTERNATIONAL, inc.

                                       By:  /s/ Michael Y. Brent
                                       -------------------------
                                       Michael Y. Brent, Chief Executive Officer

         Pursuant to the requirements of the of the Securities Act of 1933, this Form SB-2 (and associated Amendment to the Form S-3 filed February 22, 2005, withdrawing the latter) Registration Statement has been signed below by the following persons in their respective capacity as officer and/or director of the Registrant on the date indicated.

    Signatures/Title                                          Date
    ----------------                                          ----

    /s/ Lloyd J. Tomer                                        April 12, 2005
    ------------------
    Lloyd J. Tomer, Chairman of the Board

    /s/ Michael Y. Brent                                      April 12, 2005
    --------------------
    Michael Y. Brent, Director and Chief Executive Officer

    /s/ J. Scott Tomer                                        April 12, 2005
    ------------------
    J. Scott Tomer, Director and President

    /s/ J. Kim Sorensen                                       April 12, 2005
    -------------------
    J. Kim Sorensen, Director and Treasuer


    /s/ Derek J. Brent                                        April 12, 2005
    ------------------
    Derek J. Brent, Director and Secretary

    /s/ Harold Kestenbaum                                     April 12, 2005
    ---------------------
    Harold Kestenbaum, Director




















                                     SB-2-4

                              Carl N. Duncan, Esq.
                                 ATTORNEY AT LAW
                          cduncan.counselor@verizon.net
                              atty.cnd@verizon.net
                               cnd.bmi@verizon.net
   5718 Tanglewood Drive                                           (301)263-0200
   Bethesda, Maryland 20817                                 (Fax) (301) 263-0300


                                 April 12, 2005

                                                                     EXHIBIT 5.1

YTB International, Inc.
560 Sylvan Avenue--Suite 300
Englewood Cliffs, New Jersey 07632

Re: YTB International, Inc. Registration Statement on Form SB-2 Relating to the Secondary Offering and Sale of Up To 3,000,000 Shares of Common Stock by Laurus Master Fund, Ltd.
         -----------------------------------------------------------------------

Ladies and Gentlemen:

         Since March 31, 2000, undersigned has acted as securities counsel for YTB International , Inc. , a recently re-incorporated Delaware company (and successor to REZconnect Technologies, Inc., ETRAVNET.COM, Inc. and Playorena, Inc., a New York corporation)--the "Company--in connection with the registration under the Securities Act of 1933, as amended, of up to 3,000, 000 shares of common stock of beneficial interest, par value $.001 per share (the "Shares"), in the Company. Such Shares are those described in the Registration Statement filed on the date hereof on Form SB-2 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") proposed to be sold by Laurus Master Fund, Ltd., the denoted selling shareholder ( not the Company), pur-suant to the referenced Registration Statement.

         You have requested our opinion regarding the legality of the Shares registered pursuant to the Registration Statement. We have examined originals or copies, certified to our satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the officers or other representatives of the Company, and other documents, as we have deemed necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

         My opinion, insofar as it addresses issues of Delaware and New York law, respectively, are based solely upon our review of (i) the records of the Company; (ii) the New York General Business Law; and (iii) the Delaware General Corporation Law. I do not express our opinion herein concerning any law other than the laws of Delaware, New York and the United States.

         I have assumed the genuineness of all signatures on documents reviewed by or presented to me, the legal capacity of natural persons, the authenticity of all items submitted as originals and the conformity with originals of all items submitted as copies.

         Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, I am of the opinion that the Common Shares have been duly authorized and, when the Common Shares are sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         Specifically, I am of the opinion that:

1. The Company is a duly organized, validly existing corporation under the laws of Delaware; and

2. The Shares of the Company to be offered by the selling shareholder pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and, when sold, will be validly issued, fully paid and non-assessable under the law of Delaware.

         I hereby consent to the reference to our firm in the "Legal Matters" section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.


                                            By:/s/ Carl N. Duncan
                                               -------------------
                                               Carl N. Duncan, Esq.

                                                                    EXHIBIT 23.1

                                    CONSENT OF COUNSEL

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus which consti-tutes part of this Form SB-2 Registration Statement for YTB International, Inc.




Bethesda, Maryland                                 /s/ CARL N. DUNCAN, ESQ.

 April 13, 2005

                                                                   EXHIBIT 23.2


                           INDEPENDENT AUDITORS' CONSENT

     We hereby consent to the use in this  Registration  Statement of our report
dated   April  11,  2005  on  the  financial  statements  of  REZconnect
Technologies, Inc., as of December 31, 2004, and to the reference to our firm under the heading "Experts" in the Prospectus.

                                                  DISCHINO & ASSOCIATES, P.C.


Fairfield, New Jersey /s/ DISCHINO & ASSOCIATES, P.C., CPAs
April 12, 2005